SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NVR, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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NVR, INC.
11700 Plaza America Drive
Reston, VA 20190
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Tuesday, May 3, 2011
11:30 A.M. Eastern Time
     NVR, Inc. will hold its Annual Meeting of Shareholders at 11:30 A.M. (Eastern Time) on Tuesday, May 3, 2011. We will hold the meeting at our corporate headquarters located at 11700 Plaza America Dr., Suite 500, Reston, Virginia, 20190.
     We are holding the meeting for the following purposes:
1.	To elect eleven directors from the nominees named in the attached proxy statement;

2.	To ratify the appointment of the accounting firm of KPMG LLP as our independent auditor for the year ending December 31, 2011;

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers;

4.	To consider and act on an advisory vote on the frequency of future advisory votes regarding the approval of compensation paid to certain executive officers; and

5.	To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
     The above items are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may properly be presented at the meeting.
     Only shareholders of record at the close of business on March 4, 2011 will be entitled to vote at the meeting. Whether or not you plan to attend the meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

James M. Sack
March 21, 2011	Secretary and General Counsel

NVR, INC.
11700 Plaza America Drive
Suite 500
Reston, VA 20190
PROXY STATEMENT
     This Proxy Statement, Proxy Card and the Annual Report for the year ended December 31, 2010 are being mailed to our shareholders on or about March 21, 2011 in connection with the solicitation on behalf of the Board of Directors of NVR, Inc., a Virginia corporation, of proxies for use at our Annual Meeting of Shareholders. The Annual Meeting will be held on Tuesday, May 3, 2011, at our corporate headquarters located at 11700 Plaza America Dr., Suite 500, Reston, Virginia, 20190, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof. Shareholders should contact NVR’s Investor Relations Department at the same address to obtain directions to be able to attend the Annual Meeting in person.
     We bear the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. We may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile transmission, internet or personally. We have retained Georgeson Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $4,500 plus out-of-pocket expenses.
     All voting rights are vested exclusively in the holders of our common stock, par value $.01 per share (the “Common Stock”). Only shareholders of record as of the close of business on March 4, 2011 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. Shareholders include holders (the “Participants”) owning stock in our Profit Sharing Trust Plan and Employee Stock Ownership Plan (together, the “Plans”).
     The accompanying proxy card should be used to instruct the persons named as the proxy to vote the shareholder’s shares in accordance with the shareholder’s directions. The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted:
•	FOR the election of the eleven director nominees,

•	FOR the ratification of KPMG LLP as our Independent Auditor for 2011,

•	FOR the advisory vote on compensation paid to certain executive officers,

•	“3 Years” under the advisory vote on the frequency of future advisory votes on approval of compensation paid to certain executive officers, and

•	in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.
     With respect to the tabulation of proxies, for the election of directors, the ratification of the appointment of KPMG LLP as our independent auditor, the advisory vote on compensation paid to certain executive officers and the advisory vote on the frequency of future advisory votes on approval of compensation paid to certain executive officers, abstentions and broker non-votes are counted for the purpose of establishing a quorum, but are not counted in the number of votes cast and will have no effect on the result of the vote. In addition, under the current New York Stock Exchange rules, most intermediaries that do not receive voting instructions from their customers who hold NVR common stock may not vote the shares they hold on behalf of those customers on any of the proposals other than ratification of the appointment of KPMG LLP as our independent auditor. Accordingly, we strongly encourage all of our shareholders who hold shares of NVR common stock in a brokerage account or through a bank, trust or other nominee, to provide voting instructions to their broker, bank, trustee or other nominee to assure that their shares are voted at the Annual Meeting.
     Any shareholder may revoke his or her proxy at any time prior to its use by 1) providing our Secretary, at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, written notice of revocation, 2) duly executing a proxy bearing a later date than the date of the previously duly executed proxy, or 3) by attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not act to revoke a prior proxy). Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.
     The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf. The trustee is required under the applicable trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights. Proxy cards representing shares held by Participants must be returned to the tabulator by April 28, 2011 using the enclosed return envelope and should not be returned to us. If shares are owned through the Plans and the Participant does not submit voting instructions by April 28, 2011, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from other Participants. Participants who wish to revoke a proxy card will need to contact the trustee and follow its instructions.
     As of the Record Date, we had a total of 5,935,873 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under our Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis, including with respect to the voting for directors.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 3, 2011:
     This Proxy Statement and our Annual Report for the year ended December 31, 2010 are available at www.edocumentview.com/nvr.

Election of Directors
(Proposal 1)
     Formerly, our Board of Directors, or the “Board,” was divided into three classes. At the 2010 Annual Meeting, our shareholders approved the declassification of the Board, the result of which is that all directors will be elected to one year terms beginning at the 2011 Annual Meeting. To facilitate the transition from classified three-year terms to non-classified one-year terms, each director whose term does not expire at the 2011 Annual Meeting has agreed to tender his resignation effective immediately prior to the 2011 Annual Meeting. The following persons have been nominated by the Board of Directors to be elected to hold office for a one-year term ending at the 2012 Annual Meeting and until their successors are duly elected and qualified:

Dwight C. Schar	Alfred E. Festa	W. Grady Rosier
C. E. Andrews	Manuel H. Johnson	John M. Toups
Robert C. Butler	William A. Moran	Paul W. Whetsell
Timothy M. Donahue	David A. Preiser
     Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution. Our Board has currently set the size of the Board at eleven members.
     All of the director nominees are current directors standing for reelection. Each nominee has consented to serve as one of our directors if elected. Our Board of Directors has affirmatively determined that each of the proposed nominees is independent, with the exception of Mssrs. Schar and Moran. Mr. Schar was an employee of NVR in the capacity of Executive Chairman within the last three years, and Mr. Moran is the chairman of Elm Street Development, Inc., an entity from which we periodically purchase land upon which to build our homes (see the section captioned “Transactions with Related Persons”). Our Board does not contemplate that any of its proposed nominees listed above will be unwilling to serve or become unavailable for any reason, but if any such circumstance should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board of Directors.
Required Vote
     Each director shall be elected by a majority of the votes cast in the election at the Annual Meeting, assuming that a quorum is present. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Unless marked otherwise, proxies received will be voted FOR the election of the eleven nominees designated above. Shareholders may abstain from voting for any particular nominee by so indicating in the space provided on the attached proxy card. An abstention will not be counted as a vote cast “for” or “against” a director’s election.
     Pursuant to our Corporate Governance Guidelines, the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. Under the Guidelines, the Board shall nominate for election or re-election as a director only candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.
     The Nominating Committee shall promptly consider the resignation offer of any such director and recommend to the Board whether to accept the tendered resignation or reject it. The Board shall take action with respect to the Nominating Committee’s recommendation no later than 90 days following the submission of any such resignation offer.
     Following the Board’s action regarding the Nominating Committee’s recommendation, the Company shall promptly file a Current Report on Form 8-K with the Securities and Exchange Commission which shall detail the Board’s decision regarding a tendered resignation. This disclosure shall include an explanation of the process by which the Board’s decision was reached and the reasons for the Board’s decision.
     To the extent that one or more directors’ resignations are accepted by the Board, the Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.
     The Board expects that any director who tenders his or her resignation pursuant to this Policy will not participate in the Nominating Committee recommendation or Board action regarding whether to accept or reject the tendered resignation. If, however, a majority of the members of the Nominating Committee fails to receive the required number of votes for re-election in the election, the independent directors who did not fail to receive the required number of votes for re-election in the election shall form a committee amongst themselves for the purposes of evaluating the tendered resignations and recommending to the Board whether to accept or reject them.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL OF THE FOREGOING NOMINEES AS DIRECTORS OF NVR
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
     We are committed to having sound corporate governance principles and practices. Having and acting on that commitment is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our primary corporate governance documents, including our Corporate Governance Guidelines, Code of Ethics and all of our Board of Directors’ Committee Charters, are available to the public on our internet website at http://www.nvrinc.com.
Board Leadership Structure, Committee Composition and Role in Risk Oversight
Board Leadership Structure
     Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution. Our Board has currently set the size of the Board at eleven members.
     Dwight C. Schar, our chairman, leads our Board, which meets at least quarterly. In addition, our Corporate Governance Guidelines require that each year our Board name an independent lead director to chair meetings of our independent directors. The independent directors of our Board meet as a group at least annually. Non-management directors meet as a group at least twice a year. Our independent lead director position rotates annually among the Audit, Compensation, Corporate Governance and Nominating Committee chairmen. The lead director chairs any meetings held by the independent directors. Robert C. Butler, the Chairman of our Corporate Governance Committee, served as our independent lead director for calendar year 2010. David A. Preiser, the Chairman of our Nominating Committee, assumed the independent lead director role for the 2011 calendar year. Our Board is comprised solely of non-management directors. Information regarding how to communicate with the lead director or the non-management or independent directors as a group is available on our website at http://www.nvrinc.com.
     In June 2005, we separated the roles of the Chairman of the Board and the Chief Executive Officer. Mr. Schar continues to perform as the Chairman, and Paul C. Saville is currently the CEO. We separated the roles at that time because we believed it was a leading corporate governance best practice to reduce the concentration of power in one person and it allowed us to strengthen our senior management team as we positioned NVR for future growth. In addition, transferring the operational day to day management functions to Mr. Saville enabled Mr. Schar to spend more time developing long term strategies, and it allowed him more time to recruit new Board of Director candidates. Those same reasons hold true today. As a result, we expect that the roles of Chairman and CEO will remain separated for the foreseeable future.
Board Committee Composition
     Our Board has the following six committees: Audit, Compensation, Corporate Governance, Executive, Nominating, and Qualified Legal Compliance. Each committee, other than the Executive Committee, meets at least annually to review its charter. During 2010, the full Board of Directors met seven times, the Audit Committee met five times, the Compensation Committee met seven times, the Nominating Committee met twice, the Corporate Governance Committee met twice, and the Qualified Legal Compliance Committee met once. The Executive Committee did not meet during 2010. Our non-management directors met twice during 2010 in executive session without the presence of management, and the independent directors met once. Each of our Board members attended at least 75% of our Board meetings and their respective Committee meetings during 2010. Further, each of our Board members and each then-standing director attended the 2010 Annual Meeting of shareholders. Our Board requires that our Board members attend each Board and Committee meeting in person. Our Board of Directors further requires that all current Board members and all nominees for election to our Board of Directors put forth in our proxy statement by our Board attend in person our annual meeting of shareholders, unless personal circumstances affecting such Board member or director nominee make such attendance impractical or inappropriate.
Board Role in Risk Oversight
     Our Board provides constant oversight of our business risks and operational performance through regularly scheduled Board and Committee meetings, as well as through frequent and informal communications between management and the Board. Further, our Bylaws and each of the various Board Committee Charters (referenced above and discussed in detail below) provide additional detail regarding the areas, duties and functions for which the Board or a Board Committee provides specific oversight of specified areas of risk.
     That oversight includes a variety of operational and regulatory matters, including: the approval of the annual business plan and the periodic review of our actual performance in comparison to the approved plan, approval of all short-term and long-term management incentive compensation plans, review and analysis of our operational and financial performance compared to our peer group, review of our five year business plan, review of management succession planning throughout our organization for key management positions, review of our response to new laws, rules or regulations to which we are subject, direct oversight of our internal audit function and our whistleblower hotline and many other items. Following is a discussion of how the Board oversees certain of our more significant business risks:

     Land Acquisition:
     Our continued success is contingent upon our ability to control an adequate supply of finished lots on which to build. We expend substantial monetary resources to place deposits under lot acquisition contracts, typically ranging up to 10% of the aggregate purchase price of the finished lots. The lot acquisition policy under which management operates is a Board-approved policy. The policy requires Board pre-approval of any lot acquisition contract that is above certain parameters set by the Board, measured by the aggregate size of the deposit or investment to be made. The policy also includes the parameters under which we can acquire zoned, unimproved raw land. Further, all related-party lot acquisition contracts require Board approval (see Transactions with Related Persons below).
     Liquidity:
     Being in a cyclical industry, it is imperative that we focus on our liquidity needs throughout the various stages of the cycle, while maintaining an efficient capital structure. The Board’s role in ensuring that Management prudently manages our cash includes the following:
•	We invest our excess cash pursuant to a Board-approved policy that specifies the types of investments allowed. The primary objective of the policy is to minimize risk and to adequately provide for daily liquidity needs.

•	Stock repurchase programs and debt repurchases must be pre-approved by the Board.

•	All capital transactions for the issuance of debt or equity must be pre-approved by the Board.

•	The Board reviews our long-term cash needs in connection with its review of our five year business plan.
     Financial Reporting, Internal Control and Regulatory Matters:
     Our Audit Committee takes a lead role in overseeing a number of risks that we face as enumerated within its Charter.
•	Our Internal Audit function performs a primary role in risk management. Our Vice President of Internal Audit and Corporate Governance reports directly to the Audit Committee, and the Audit Committee formally approves the annual internal audit budget and staffing.

•	Our annual internal audit plan is reviewed with and approved by the Audit Committee. It is prepared using a comprehensive risk-based approach in the following areas: Finance and Accounting; Homebuilding Operations; Mortgage and Settlement Services Operations; Manufacturing Operations; Human Resources; Legal; and Information Technology. The entire risk matrix (which includes the major individual risks identified, each risk’s rating of low, medium or high, whether the area is currently audited by internal audit, and what other risk mitigation techniques are present) is reviewed in detail with the Audit Committee.

•	On a quarterly basis, Internal Audit Senior Management and our external independent auditors each have a private session with the Audit Committee without the presence of Management.

•	Management reports to the Audit Committee the occurrence of any governmental regulatory reviews or audits conducted on any of our operations, including mortgage regulatory matters and SEC comment letters. The Audit Committee also obtains a report from Management at the conclusion of any such review.

•	Management reports to the Audit Committee any matter concerning a violation of our Code of Ethics or our Standards of Business Conduct.
     Related Party Transactions:
     Our Bylaws require that the disinterested, independent members of the Board approve any related party transaction. This has been a requirement since we incorporated in 1993.
Board Member Information
     The following sets forth certain pertinent information with respect to our current directors, all of whom are director nominees.

		Year First Elected or Appointed/
Name	Age	Term Expires (***)
Dwight C. Schar (3*)	69	1993/2011
C. E. Andrews (1) (5) (6)	59	2008/2011
Robert C. Butler (1) (4) (5*) (6)	80	2002/2011
Timothy M. Donahue (2) (4)	62	2006/2012
Alfred E. Festa (1) (4) (6)	51	2008/2012
Manuel H. Johnson (1*) (2)(3) (6*)	62	1993/2013
William A. Moran (3)	64	1993/2012
David A. Preiser (2) (4*) (**)	54	1993/2013
W. Grady Rosier (2) (5)	62	2008/2012
John M. Toups (2*) (3) (5)	85	1993/2013
Paul W. Whetsell (2)(5)	60	2007/2013

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Executive Committee

(4)	Member of Nominating Committee

(5)	Member of Corporate Governance Committee

(6)	Member of Qualified Legal Compliance Committee

(*)	Chairperson

(**)	Independent Lead Director

(***)	As noted above, to facilitate the transition from classified three-year terms to non-classified one-year terms, each director whose term does not expire at the 2011 Annual Meeting has agreed to tender his resignation effective immediately prior to the 2011 Annual Meeting.

     Dwight C. Schar has been Chairman of the Board since September 30, 1993. Effective February 4, 2009, Mr. Schar relinquished his executive officer title with NVR, but remains the Chairman of the Board. Mr. Schar also served as the President and Chief Executive Officer of NVR from September 30, 1993 through June 30, 2005. Within the last five years, Mr. Schar served as a director of Six Flags, Inc.
     The Board believes that Mr. Schar is uniquely qualified to serve on the Board, based on his founding status with NVR, his approximately 40 years of homebuilding industry and real estate experience, his successful senior leadership experience from being a Chief Executive Officer of NVR and its predecessors, his experience on another public board, his brand marketing expertise and his expertise in managing a company within a cyclical industry.
     C. E. Andrews has been a director since May 6, 2008. Mr. Andrews was named president of RSM McGladrey on June 29, 2009. Prior to that, Mr. Andrews served as the president of SLM Corporation (Sallie Mae). He joined Sallie Mae in 2003 as the executive vice president of accounting and risk management, and held the title of chief financial officer from 2006 to 2007. Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen. He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002. Mr. Andrews serves on the board of Junior Achievement. He is also a member of the Advisory Boards of the R.B. Pamplin College of Business and Accounting Department at Virginia Tech. Within the last five years, Mr. Andrews was also a member of the Board of Directors of U-Store-It Trust, where he was a member of the Audit Committee, and Six Flags, Inc., where was the Chair of the Audit Committee.
     The Board believes that Mr. Andrews is well qualified to serve on our Board based on the varied business experience that he obtained over his thirty year career in public accounting, his financial and accounting expertise, and his experience on other public boards.
     Robert C. Butler has been a director since May 1, 2002. Prior to his retirement, Mr. Butler served as Senior Vice President and Chief Financial Officer of Celgene Corporation from 1996 through 1998. Previously, Mr. Butler served as Chief Financial Officer of International Paper Co. In addition, Mr. Butler was the Chairman of the Financial Accounting Standards Advisory Council from 1997 through 2001. Mr. Butler is a director of Studio One Networks, Inc. and Hanley and Associates, a privately held investor relations company. He also serves on the Board of Trustees of COPE Center, Inc. and the Montclair Foundation, both being non-profit social services agencies in New Jersey.
     The Board believes that Mr. Butler is highly qualified to serve on our Board due to the accounting and financial reporting expertise gained from his involvement with the Financial Accounting Standards Advisory Council, his financial expertise while operating as a chief financial officer of several large companies, his manufacturing experience, and his other board experience.
     Timothy M. Donahue has been a director since January 1, 2006. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He previously served as president and chief executive officer of Nextel Communications, Inc. He began his career with Nextel in January 1996 as president and chief operating officer. Before joining Nextel, Mr. Donahue served as northeast regional president for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as president for McCaw Cellular’s paging division in 1986 and was named McCaw’s president for the U.S. central region in 1989. He is also a director of Eastman Kodak, Covidien Limited, and Tyco International LTD. Within the last five years, Mr. Donahue had also served as the Executive Chairman of Sprint Nextel Corporation.

     The Board considered Mr. Donahue’s senior leadership experience from being a Chief Executive Officer of a publicly-traded company, his operational expertise in providing global strategic vision to the overall operating entity, his experience serving on other public boards, and his brand marketing expertise in concluding that Mr. Donahue is highly qualified to serve as one of our directors.
     Alfred E. Festa was appointed to our Board effective December 1, 2008. Mr. Festa is Chairman, President and Chief Executive Officer of W. R. Grace & Co (“Grace”). He joined Grace as president and chief operating officer in November 2003, assumed the CEO role in June 2005, and became Chairman of the Board of Grace on January 1, 2008. From November 2002 until November 2003, Mr. Festa was a partner in Morgenthaler Private Equity Partners (Morgenthaler”), a venture/buy out firm focused on mid-market industrial build-ups.
     The Board believes that Mr. Festa is well-suited to serve on our Board based on his experience of managing Grace during different business cycles, his senior leadership experience as a Chief Executive Officer of a publicly-traded company and his role setting global strategic vision for the entire organization, his business development and mergers and acquisitions experience from his work at Morgenthaler, and his experience serving on another public board.
     Manuel H. Johnson has been a director since September 30, 1993. Dr. Johnson has been co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm, since 1990. From August 1, 1997 until December 2003, Dr. Johnson was the chairman of the Board of Trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. Also during 1997, Dr. Johnson was named a member of the Independence Standards Board (which was dissolved on July 31, 2001), formed jointly by the Securities and Exchange Commission and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. He is a director of Morgan Stanley Funds and Evergreen Energy, Inc (formerly KFX, Inc.). Within the last five years, Mr. Johnson was also a member of the Board of Directors of Greenwich Capital Markets, Inc.
     The Board believes that Mr. Johnson is well-qualified to serve on our board based on his financial and macroeconomic expertise, his knowledge of governmental and financial regulatory matters, his ability to access multiple high level information channels in the public and private sectors, his public board experience, and his lengthy experience as one of our directors.
     William A. Moran has been a director since September 30, 1993. Mr. Moran has been the chairman of Elm Street Development, Inc. (“Elm Street”) since 1996. Until January 1, 2010, Mr. Moran was a director of Craftmark, Inc., a homebuilder in Virginia, Maryland, Pennsylvania and Delaware and Craftstar, Inc., which develops, invests in and periodically sells apartments, condominiums, single family homes and townhomes in Virginia and Maryland. Mr. Moran is also a director of ESD, Inc.
     The Board considered Mr. Moran’s lengthy homebuilding, real estate and land development experience, his senior leadership experience from being a Chief Executive Officer, his operational expertise and his expertise in managing a company within a cyclical industry in concluding that Mr. Moran is highly qualified to serve as one of our directors.
     David A. Preiser has been a director since September 30, 1993. Mr. Preiser has been a senior managing director and a member of the Board of Directors of the investment banking firm of Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) since 2001. Prior to that date, Mr. Preiser was a managing director of Houlihan Lokey. Since January 1, 2005, Mr. Preiser has served as Chairman of Houlihan Lokey Howard and Zukin — Europe, pursuant to which he leads Houlihan Lokey’s European investment banking activities, with a particular focus on Houlihan Lokey’s European restructuring business. Mr. Preiser is also active in Houlihan Lokey’s restructuring activities in the United States. From 1990, Mr. Preiser had been active in coordinating Houlihan Lokey’s real estate and financial restructuring activities as a senior managing director. Mr. Preiser is also a director of AIT Holding Company, LLC. Within the last five years, Mr. Preiser was also a member of the Board of Directors of Jos. A. Bank Clothiers, Inc.; Akrion, Inc.; Tremesis Energy Investment Company; and Collective Licensing International, LLC.
     The Board believes that Mr. Preiser is well-suited to serve as one of our directors based on his expertise of managing workouts of distressed companies, his senior leadership experience of setting global strategic vision for an organization, his financial expertise from working in the investment banking field, his knowledge of capital markets, his business development and mergers and acquisitions experience, his experience sitting on other public boards, and his lengthy experience as one of our directors during different points in our business cycle.
     W. Grady Rosier was appointed to our Board effective December 1, 2008. Mr. Rosier has been the president and CEO of McLane Company, Inc. (“McLane”), a supply chain services company, since 1995. Prior to that date, Mr. Rosier has held various senior management roles since joining McLane in 1984. Mr. Rosier is a director of Tandy Brands Accessories, Inc. Within the last five years, Mr. Rosier was also a director of Evergreen Energy, Inc.
     The Board believes that Mr. Rosier is highly qualified to serve as one of our directors because of his senior leadership experience from being a Chief Executive Officer, his other public board experience, and his operational expertise of being responsible for setting global strategic vision for an entire organization.
     John M. Toups has been a director since September 30, 1993. Prior to his retirement, Mr. Toups held various management positions with Planning Research Corporation from 1970 through 1987, for which he was chief executive officer from 1978 to 1987 and chairman from 1982 to 1987. He is also a director of GTSI, Inc., Dewberry & Davis, and Willdan Group, Inc. Within the last five years, Mr. Toups also served as a member of the Board of Directors for Dinte Resources and Halifax Corporation.
     The Board considered Mr. Toup’s senior leadership experience from being a Chief Executive Officer of a publicly-traded company, his public board experience, and his lengthy experience as one of our directors in concluding that Mr. Toups is highly qualified to serve as one of our directors.
     Paul W. Whetsell has been a director since March 1, 2007. Mr. Whetsell has been the president and chief executive officer of Capstar Hotel Company since 2006. From August 1998 until May 2006, Mr. Whetsell served as the chairman and chief executive officer of Meristar Hospitality Corporation, and as the Chairman of Interstate Hotels and Resorts, Inc. (“Interstate”) from August 1998 until March 2009. From August 1998 until October 2003, he also served as the chief executive officer of Interstate and its predecessor. He also serves on the Board of Virgin Hotels North America, LLC and the Cystic Fibrosis Foundation, and is a member of that Board’s Audit Committee.
     The Board considered Mr. Whetsell’s senior leadership experience from being a Chief Executive Officer of a publicly-traded company, his public board service experience, his operational expertise, his real estate experience, and his brand marketing expertise in concluding that Mr. Whetsell is highly qualified to serve as one of our directors.
Board Independence
     Our Board has established Director independence standards to assist us in determining director independence, the standards of which meet the independence requirements of the New York Stock Exchange’s (“NYSE”) corporate governance listing standards (our common stock is listed on the NYSE). Our independence standards are included within our Corporate Governance Guidelines, which are available on our website at http://www.nvrinc.com. Our Board considers all relevant facts and circumstances in making an independence determination. As required by the rules of the NYSE, to be considered “independent” under our independence standards, a director must be determined, by a resolution of our Board, to have no material relationship with us (other than as a director) directly or indirectly.
     Our Board has affirmatively determined that Mssrs. Andrews, Butler, Donahue, Festa, Johnson, Preiser, Rosier, Toups, and Whetsell are independent pursuant to our independence standards and have no material relationship with us that would affect their independence. Mr. Schar, our former Executive Chairman, and Mr. Moran, who controls a company from which we acquire a small portion of our finished lots upon which to build our homes, have been determined by our Board not to be “independent.”
     When our Board analyzed the independence of its members, it considered two transactions that it deemed immaterial to the independence of the director involved based on the amounts involved and the ordinary course business nature of the transactions:
•	Mr. Toups is a director of Dewberry & Davis (“Dewberry”), a privately held professional services firm that provides engineering, surveying and environmental sciences services. Previously, the independent, disinterested members of our Board authorized us to obtain services in the ordinary course of business from Dewberry, the services of which included engineering and surveying of certain finished lots upon which we build our homes. In 2010, we paid Dewberry $75,033 for such services. The Board concluded that NVR’s relationship with Dewberry does not affect the independence of Mr. Toups because his position as a director of Dewberry does not enable him to derive any benefit from the relationship.

•	Mr. Donahue is a director of Tyco International LTD. (“Tyco”), a publicly traded company that wholly owns certain home security and fire protection systems and services companies. Previously, the independent, disinterested members of our Board authorized us to obtain services in the ordinary course of business from Tyco for model home security monitoring systems as well as built-in security and fire protection systems within homes sold to customers. In 2010, we paid Tyco $2,761 for such services. The Board concluded that NVR’s relationship with Tyco does not affect the independence of Mr. Donahue because his position as a director of Tyco does not enable him to derive any benefit from the relationship.

Board Committees
Audit Committee
     We have a separately designated standing Audit Committee comprised of four members, each of whom satisfies the independence standards specified above and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“1934 Act”). All current members of our Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Our Board has determined that Manuel H. Johnson, our current Audit Committee Chairman, qualifies as an audit committee financial expert as defined within Item 407(d)(5) of Regulation S-K under the 1934 Act. This designation does not impose on Mr. Johnson any duties, obligations or liability that are any greater than are generally imposed on him as a member of our Audit Committee and our Board, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission (“SEC”) requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or our Board.
     Our Audit Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com. As enumerated in the Charter, our Audit Committee was established to assist our Board’s oversight of (1) the integrity of our accounting and financial reporting processes, (2) our compliance with legal and regulatory requirements, (3) our independent external auditor’s qualifications and independence, and (4) the performance of our internal audit function and of our independent external auditors. Among other things, our Audit Committee prepares the Audit Committee Report for inclusion in our proxy statement; annually reviews our Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent external auditors; maintains written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters; reviews substantiated complaints received from internal and external sources regarding accounting, internal accounting controls or auditing matters; oversees our internal audit department, and reviews reports from management regarding significant accounting, internal accounting controls, auditing, legal and regulatory matters. Our Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors, as our Audit Committee deems necessary to carry out its duties.
Compensation Committee
     We have a separately designated standing Compensation Committee comprised of six members, each of whom satisfies our independence standards specified above. Our Compensation Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com.
Description of Duties
     Among other things, our Compensation Committee (1) reviews and determines all compensation of our Chief Executive Officer (“CEO”) and, based in part on the recommendation of the CEO, of all of our other executive officers; (2) periodically reviews and makes recommendations to the Board with respect to the compensation of our directors; (3) administers and interprets incentive compensation and equity plans for our employees (except as otherwise described below); (4) assists in preparing the Compensation Discussion and Analysis and prepares our Compensation Committee Report for inclusion in our annual meeting proxy statement in accordance with applicable rules and regulations of the SEC; (5) makes recommendations to our Board about succession planning for our CEO, and in conjunction with the CEO, also considers succession planning for other of our key positions; (6) reviews and approves any employment agreements, or amendments thereto, with our CEO and other applicable executive officers; and (7) annually reviews our Compensation Committee Charter and the Compensation Committee’s performance.
     The Compensation Committee charter provides that the Committee may delegate its authority to one or more members of the Committee. Any person to whom authority is delegated must report any actions taken by him or her to the full Committee at its next regularly scheduled meeting. During 2010, the Compensation Committee did not delegate any of its authority to any individual member(s) of the Committee.
     The Committee’s charter also provides that the Compensation Committee may delegate to a senior executive officer of NVR the authority to grant options to non-executive employees, within limits prescribed by the full Board of Directors. Any options granted by a senior executive officer pursuant to delegated authority must be reported to the Compensation Committee at its next regularly scheduled meeting. Our Compensation Committee, by resolution, delegated authority to Mr. Saville, acting jointly with the Senior Vice President of Human Resources, to grant options to new and existing employees below the executive officer rank during 2010. The Senior Vice President of Human Resources is required to report any options granted pursuant to this delegated authority to the Compensation Committee at their next scheduled meeting after the delegated authority is exercised.
     For a discussion of the role of Mr. Saville in recommending the amount or form of compensation paid to our named executive officers during 2010, see the Compensation Discussion and Analysis below.
Compensation Consultants
     Pursuant to its charter, the Compensation Committee has the sole authority and available funding to obtain advice and assistance from compensation consultants, as well as internal or outside legal, accounting or other expert advisors, that it determines necessary to carry out its duties. Periodically the Compensation Committee engages compensation consultants to provide advice regarding executive officer compensation on an as needed basis. In 2010, the Compensation Committee engaged Hewitt Associates to assist us in formulating the terms and structure of a long term incentive plan for adoption in 2010, which included an analysis of the base pay, annual incentive opportunities and long-term incentive compensation awarded to our named executive officers as compared to a peer group, as well as a Board compensation analysis. Hewitt does not perform any other services for us.
Compensation Committee Interlocks and Insider Participation
     During 2010, our compensation committee was comprised of Mr. Toups, Mr. Donahue, Mr. Johnson, Mr. Preiser, Mr. Rosier and Mr. Whetsell, all of who are independent directors. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee; accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2010.

Nominating Committee
     We have a separately designated standing Nominating Committee comprised of four members, each of whom satisfies our independence standards specified above. The Nominating Committee operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com.
     Among other things, the Nominating Committee (1) identifies individuals qualified to become Board members; (2) recommends that our Board select the director nominees for the next annual meeting of shareholders; (3) recommends to our Board names of individuals to fill any vacancies on our Board that arise between annual meetings of shareholders; (4) considers from time to time our Board committee structure and makeup; and (5) annually reviews our Nominating Committee Charter and the Nominating Committee’s performance. Our Nominating Committee also has the sole authority and appropriate funding to obtain advice and assistance from executive search firms, and internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.
     Attached as Appendix A are our Policies and Procedures for the Consideration of Board of Directors Candidates, including nominations submitted by our security holders. This material is also available at http://www.nvrinc.com. These policies and procedures include minimum qualifications for director nominees and the process for identifying and evaluating director nominees. Our Nominating Committee has a stated goal of identifying well-qualified director candidates that would enhance the Board’s diversity. In searching for potential director candidates, the Nominating Committee first seeks the most qualified candidates with a record of success. The Committee also searches for candidates that promote diversity of views, backgrounds, experience and skills to the Board.
Corporate Governance Committee
     We have a separately designated standing Corporate Governance Committee comprised of five members, each of whom satisfies our independence standards specified above. The Corporate Governance Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com. Our Corporate Governance Guidelines are also available at http://www.nvrinc.com.
     Among other things, the Corporate Governance Committee (1) develops and recommends to our Board a set of corporate governance principles; (2) annually reviews and assesses the adequacy of our Corporate Governance Guidelines, including ensuring that they reflect best practices where appropriate; (3) manages the Board’s annual self-evaluation process, and (4) annually reviews our Corporate Governance Committee Charter and the Corporate Governance Committee’s performance. Our Corporate Governance Committee must obtain Board approval for funding to obtain advice and assistance from internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.
Qualified Legal Compliance Committee
     Our Qualified Legal Compliance Committee (“QLCC”) is a separately designated standing committee, currently consisting of all of the members of our Audit Committee. It was established to assist our Board in fulfilling its responsibilities relating to oversight of legal compliance by our employees and us and to meet the requirements for a qualified legal compliance committee under Part 205 of the rules of the SEC (the “Part 205 Rules”). The composition of the QLCC is intended to comply with all independence requirements under the Part 205 Rules. Our QLCC operates pursuant to a charter adopted by our Board and is available at http://www.nvrinc.com. Our QLCC annually reviews the QLCC Charter and the QLCC’s performance.

     Our QLCC has adopted written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation of securities laws or material breach of fiduciary duty or similar material violation by us, or our directors, officers, employees or agents (“Material Violation”) under the Part 205 Rules, and has the authority and responsibility (1) to inform our chief legal officer (“CLO”), CEO and chief financial officer (“CFO”) of any report of evidence of a Material Violation; (2) to determine whether an investigation is necessary regarding any report of evidence of a Material Violation and; (3) if our QLCC determines an investigation is necessary or appropriate, initiate such investigation; (4) to obtain a written report from our CLO or outside counsel conducting any such investigation at the investigation’s conclusion; (5) to recommend, by majority vote, that we implement an appropriate response to evidence of a Material Violation and inform our Board, CEO, CLO and CFO of the results of any such investigation and the appropriate remedial measures to be adopted; and (6) acting by majority vote, to take all other appropriate action, including the authority to notify the SEC in the event that we fail in any material respect to implement an appropriate response that our QLCC has recommended. Our QLCC has the authority and available funding to engage any independent legal counsel, accounting or other expert advisors as our QLCC deems necessary to carry out its duties.
Executive Committee
     Our Executive Committee was established pursuant to our Bylaws to have such powers, authority and responsibilities as may be determined by a majority of our Board of Directors. Our Executive Committee has never met, nor has our Board ever delegated any powers, authority or responsibilities to the Executive Committee. Our Board of Directors intends to continue the practice of considering corporate matters outside the scope of our other existing Board committees at the full Board level.
Communications with the Board of Directors
     Our Policies and Procedures Regarding Communications with the NVR, Inc. Board of Directors, the independent lead director and the non-management directors as a group are available at http://www.nvrinc.com.
Transactions With Related Persons
     During the year ended December 31, 2010, we entered into new forward lot purchase agreements to purchase finished building lots for a total purchase price of approximately $55,000,000 with Elm Street Development, Inc. (“Elm Street”), which is controlled by one of our directors, Mr. Moran. The independent members of our Board approved these transactions, and we expect to purchase these finished lots over the next four years at the contract prices. During 2010, NVR also purchased 423 developed lots at market prices from Elm Street for approximately $54,653,000, and forfeited an additional $118,000 of deposit to restructure a forward lot purchase agreement to obtain reduced purchase prices for finished lots under the agreement. We also continue to control a parcel of raw land expected to yield at least 600 finished lots through a joint venture entered into with Elm Street during 2009. We did not make any additional capital contributions in addition to the $8,000,000 invested in 2009 in the aforementioned joint venture.
     During 2010, we also purchased a parcel of zoned, unimproved raw land from Elm Street for a total purchase price of approximately $49,000,000. The independent members of our Board approved this transaction. The property is expected to yield 594 finished lots once development has been completed. Elm Street will also earn approximately $4.0 million to manage the development of the property, the development costs of which will be borne by NVR, including the issuance of all bonding obligations with local government agencies. However, Elm Street is obligated to pay the first $3.0 million of development cost overruns. In addition to the 594 finished lots noted above, the purchase agreement also includes a right of first offer (“ROFO”) on 337 finished lots in an additional phase of the same planned unit development (“PUD”) still controlled by Elm Street. The transaction’s primary strategic objective is to allow us to control market share in our most critical market, the Washington, D.C. metropolitan area, as we obtained sole control of the final two development phases in this mature PUD in which the property is located. Elm Street has already delivered 750 finished lots in this PUD for new home construction.
     The property was independently appraised at $31.0 million. We believe the appraisal was below market value and was influenced by the significant uncertainty created by current market conditions. Because of the lack of supply, relative to historic levels, of new lots in the approval process in Montgomery County, MD, our independent directors authorized us to bid competitively against other bidders. The 931 lots controlled through this transaction, through direct ownership and the ROFO, represent approximately 15% of the projected lot supply in Montgomery County, MD from 2011 through 2015, which is the expected remaining sales life of this community. The expected aggregate financial return from the planned land development and homebuilding activities meet our historical internal hurdle rates relative to the $49 million investment made.
Procedures for Approval of Related Person Transactions
     All related person transactions must be considered, reviewed and approved or ratified by the disinterested, independent directors of our Board, regardless of the type of transaction or amount involved. This requirement is contained within various written documents, including Section 7.05 of our Bylaws (available on our website at http://www.nvrinc.com), Sections 1 and 4 of our Code of Ethics (available on our website at http://www.nvrinc.com), and our internal Standards of Business Conduct, Human Resource and Financial Policies and Procedures.

Security Ownership of Certain Beneficial Owners and Management
     The following tables set forth certain information as to the beneficial ownership of Common Stock by each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated, and each director, director nominee and executive officer and by all directors and executive officers as a group as of March 4, 2011. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.
Certain Beneficial Owners

Name and Address of Holder	Number of Shares		Percent of Class
BlackRock Inc.	535,854	(1)	9.0%
40 East 52nd Street New York, NY 10022

AllianceBernstein L.P.	501,317	(2)	8.4%
1345 Avenue of the Americas New York, NY 10105

Wellington Management Company, LLP	428,383	(3)	7.2%
280 Congress Street Boston, MA 02210

(1)	As reported within a Schedule 13G filed February 7, 2011, the entity has sole power to vote or direct the vote and the sole power to dispose or direct the disposition of all of the shares reported.

(2)	Of the shares that were reported within a Schedule 13G filed February 9, 2011, the entity has sole power to vote or direct the vote of 400,558 shares, sole power to dispose or direct the disposition of 500,967 shares and shared power to dispose or direct the disposition of 350 shares.

(3)	Of the shares that were reported within a Schedule 13G filed February 14, 2011, the entity has shared power to vote or direct the vote of 378,753 shares and shared power to dispose or direct the disposition of 424,995 shares.
Directors and Management

Name	Number of Shares		Percent of Class
Dwight C. Schar	60,000		1.0%
C. E. Andrews	666	(1)	*
Robert C. Butler	5,384	(2)	*
Timothy M. Donahue	834	(3)	*
Alfred E. Festa	724	(4)	*
Manuel H. Johnson	10,899	(5)	*
William A. Moran	28,559	(3)	*
David A. Preiser	3,484	(3)	*
W. Grady Rosier	830	(4)	*
John M. Toups	13,093	(6)	*
Paul W. Whetsell	699	(3)	*
Paul C. Saville	153,682	(7)	2.6%
Dennis M. Seremet	59,074	(8)	1.0 *
Robert W. Henley	7,319	(9)	*
Robert A. Goethe	20	(10)	*
All directors, director nominees and executive officers as a group (15 persons)	345,267		5.8%

*	Less than 1%.

(1)	Includes 349 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan.

(2)	Includes 4,934 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan and 150 shares held in a Charitable Remainder Trust.

(3)	Includes 434 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan.

(4)	Includes 530 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan.

(5)	Includes 434 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan and 65 shares owned by his son.

(6)	Includes 434 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan and 43 shares owned by his wife.

(7)	Includes 30,100 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 3,178 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 4,411 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan, and 105,883 vested shares held in a Deferred Compensation Rabbi Trust. Excludes 777 shares held in a Deferred Compensation Plan which are not distributable until six months subsequent to separation of service.

(8)	Includes 13,000 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 3,060 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 2,137 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan and 40,527 vested shares held in a Deferred Compensation Rabbi Trust.

(9)	Includes 6,000 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 1,071 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 248 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.

(10)	Includes 10 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 10 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the 1934 Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the national securities exchange upon which our shares are publicly traded. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all such forms filed. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2010 and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO
BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND
EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE
SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY
DOCUMENT SO FILED.
Report of the Audit Committee
     NVR’s Audit Committee is solely comprised of independent directors as defined by our independence standards (see above) and in the applicable SEC rules, and operates pursuant to a charter adopted by our Board, which is available at http://www.nvrinc.com.
     Our management has primary responsibility for preparing our financial statements and establishing financial reporting systems and internal controls. Management also has the responsibility of reporting on the effectiveness of our internal controls over financial reporting. Our independent external auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting. In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting with management, and reviewed and discussed KPMG LLP’s audit opinions with KPMG LLP;
2.	The Audit Committee has discussed with KPMG LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”);
3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence; and
4.	Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.
The undersigned, constituting all of the members of the Audit Committee, have submitted this report to the Board of Directors.
Manuel H. Johnson (Chairman), C.E. Andrews, Robert C. Butler, and Alfred E. Festa

COMPENSATION DISCUSSION AND ANALYSIS
General Compensation Philosophy and Objectives
     Our philosophy for compensating our named executive officers is to place significant focus on, and reward achievement of, long-term objectives, which we believe is essential considering the cyclical nature of the industry in which we operate. Residential real estate projects often take a substantial period of time to mature. A typical community in which we sell and build homes may take anywhere from one year to five years to build out completely. For us to be successful, it is necessary for us to acquire control of land upon which to build our homes from land developers several years in advance of our sales and construction activities. The homebuilding industry is cyclical and exhibits peaks and troughs over a long-term period. Because we need to effectively manage our business over these lengthy time periods and during different stages of the homebuilding cycle and economic cycles, we believe that the majority of our named executive officers’ compensation should be based on accomplishing our long-term plans and objectives, and not on short-term quarterly or annual measures. We do this by limiting short-term cash compensation opportunities and emphasizing long-term earning opportunities through ownership of our common stock. Specifically, we have historically:
•	paid cash compensation to our named executive officers based on their positions, and in amounts that we believe to be less than the 50th percentile relative to comparable positions in other publicly traded companies within our industry;

•	capped the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and have not provided any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our business plan (for 2009, the maximum cap was reduced to 50% as a cost savings measure); and

•	issued our named executive officers periodic (though not annual) equity grants that vest over a long period of time. Historically, we have layered our equity grants such that each named executive officer has one grant that is actively vesting over a four-year period and another grant that will begin vesting in the following four to five year period.
     A long-term equity interest in our company by our named executive officers is the major thrust of our philosophy. We believe that providing the majority of their compensation in the form of equity grants with a long-term vesting schedule is an effective way to retain their services, and the services of all of our other management employees compensated in the same manner, over a long-term period. Additionally, each equity grant agreement contains non-compete provisions that protect our interests. Retention of our experienced management team, which includes our named executive officers, has been and will continue to be one of our key strategic goals in managing our business.
     To encourage further equity ownership, we give each of our named executive officers, at his choice, the opportunity to defer salary and any earned annual bonus awards into our deferred compensation plan. All deferred amounts must be invested solely in our common stock and are paid out only after separation of service. We also require our named executive officers to own continuously common stock with a market value of four to eight times their respective base salaries (see the Deferred Compensation Plan and Stock Holding Requirement discussions below, respectively). We believe that fostering a long-term focus through equity compensation and ownership effectively aligns our named executive officers’ interests with those of our shareholders.

Current Year Overview
     As stated above, the homebuilding industry is cyclical. In 2010, NVR, like other U.S. homebuilders, continued to experience the impact of the severe downturn in the U.S. housing market and the overall economy that began in the latter half of 2005. Due to the long duration of the housing downturn, we took certain actions in 2010 to assure retention of our named executive officers and key managers so that they would be in place to continue our high level of performance for the remainder of the downturn and beyond. Some specific compensation-related measures carried out in 2010 include:
•	The maximum annual incentive opportunity for all annual incentive-eligible employees, including our named executive officers, was restored to 100% of base salary from the temporary 50% maximum cap installed in 2009 as a cost savings measure; and

•	Our shareholders approved the 2010 Equity Incentive Plan at the 2010 Annual Meeting, and we were able to issue to our key employees and named executive officers restricted share units that vest on December 31, 2011 and 2012, and fixed-price stock options that vest on December 31, 2013 and 2014; and

•	We restored our 401K matching contribution for all employees, including the named executive officers, that was suspended in 2009.
Compensation Determination Process
     As a general matter, Mr. Saville and our Senior Vice President of Human Resources make recommendations to the Compensation Committee with respect to the amount of each element of compensation paid to each named executive officer, other than Mr. Saville. These recommendations are partially based on salary information for comparable positions at other large, publicly traded homebuilding and mortgage companies, as well as Mr. Saville’s subjective assessment of each officer’s overall performance during the prior year. The Committee reviews this same salary information, as well as comparative financial measures (our financial and operating performance compared to information publicly available on our industry peers) and our overall financial strength for purposes of determining the compensation paid to Mr. Saville. Our Compensation Committee, which is comprised solely of independent members of the Board, has the final authority to determine the compensation of our named executive officers, and exercises such authority regardless of what recommendations are made or information they are provided by management.
     In 2010, the Compensation Committee engaged Hewitt Consulting to assist the Committee in formulating long term incentive plan strategies for certain of our employees, including our named executive officers. Hewitt’s analysis included a comparative analysis of the named executive officer base pay, annual incentive opportunities and long-term incentive compensation. To formulate the peer group data, Hewitt reviewed publicly available information from: Beazer Homes USA, Inc., D. R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, MDC Holdings, Meritage Homes Corporation, Pulte Corporation, Standard Pacific Corporation, The Ryland Group, and Toll Brothers, Inc.

Elements of Compensation
Base Salary
     The following actions were taken by the Compensation Committee relative to the named executive officers’ base salaries for 2010:
•	Mr. Saville requested that the Committee freeze his salary at its 2006 level for the fourth consecutive year. The Committee granted this request, despite our industry-leading financial performance during the downturn and the fact that Mr. Saville’s base salary is below the 50th percentile of other CEO’s in the Hewitt study peer group. At his request, Mr. Saville’s salary was frozen at that same level for 2011 as well.
•	Mr. Saville recommended to the Committee that the salary of Mr. Seremet be frozen at its 2008 level as a cost savings measure. The Committee approved that request. At this frozen level, Mr. Seremet’s salary remained below the 50th percentile of other CFO’s in the Hewitt study peer group. Mr. Seremet’s salary was frozen at the same level in 2011 as well.
•	Mr. Inman’s salary was also frozen at its 2008 level. Mr. Inman retired from NVR on May 3, 2010 and was replaced by Mr. Goethe as the President of NVR Mortgage Finance, Inc. Mr. Goethe’s starting annual salary was set at $350,000, which is less than the 50th percentile of comparable salaries contained within the Hewitt study peer group. Mr. Goethe’s salary will remain at that level for 2011 as well.
•	Mr. Henley’s salary was increased by $11,000 to $231,000 effective April 1, 2010. Mr. Henley’s 2010 salary is less than the 50th percentile of comparable salaries contained within the Hewitt study peer group. Mr. Henley’s salary will be increased $9,000 to $240,000 effective April 1, 2011, and it remained below the 50th percentile of the comparable peer group.
Annual Cash Bonus
General
     The objective of the annual cash bonus portion of the total compensation package is to focus each of the named executive officers on the attainment of annual goals necessary to achieve our five-year business plan. These annual goals are consistent with the current year’s portion of our five-year business plan. The named executive officers’ annual incentive opportunity has historically been capped at 100% of base salary because of our overall compensation philosophy of limiting short-term cash compensation in favor of equity-based long-term incentive opportunities. As a result of the capped feature of the bonus plan, achievement of results which exceed the business plan will not result in the payment of a bonus exceeding 100% of base salary. The maximum amount of bonus is earned once the preset performance targets based on the annual business plan are attained. Due to increased competitive pressures leading into 2010, the Compensation Committee restored the maximum bonus opportunity to 100% of base salary from the temporary 50% maximum cap installed in 2009 as a cost savings measure. The annual bonus is payable in cash, and may be deferred at the election of the named executive officer. See the Deferred Compensation Plans discussion below. The total target annual cash compensation for each of the named executive officers, comprised of base salary and the maximum annual incentive opportunity, is below the 50th percentile of comparable target total annual cash compensation contained within the Hewitt study peer group.
     The Compensation Committee has never exercised discretion in awarding bonuses in amounts higher from the amount calculated by our actual results relative to the preset performance target and attainment ranges. In 2008, for the first time ever, the Committee exercised negative discretion to reduce the amount of the annual bonus by agreeing to follow Mr. Saville’s recommendation to eliminate the annual incentive earned by the named executive officers. Mr. Saville’s request to eliminate the named executive officers’ 2008 earned annual incentive was based on our cost reduction efforts.
2010 Annual Bonus
     For 2010, the Compensation Committee maintained the same annual bonus performance metrics used in 2009 for our named executive officers. The annual bonus opportunity in 2010 for Mr. Saville, Mr. Inman, Mr. Seremet and Mr. Henley was based 80% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% based on the number of new orders (net of cancellations) that we generated compared to our 2010 annual business plan. Mssrs. Saville, Inman, Seremet and Henley were to begin earning the consolidated pre-tax profit portion of their annual bonus award once the annual business plan was at least 80% attained (the “threshold”). The full amount of the consolidated pre-tax profit portion of their annual bonus award was to be earned ratably from 80% up to 100% achievement of the annual business plan. Mssrs. Saville, Inman, Seremet and Henley were to begin earning the new orders unit portion of their annual bonus award once the annual business plan was at least 85% attained. The full amount of the new orders unit portion of their annual bonus award was to be earned ratably from 85% up to 100% achievement of the annual business plan.
     Based on our 2010 results, Mssrs. Saville, Seremet and Henley earned 60.2% of their maximum bonus opportunity of 100% of base salary. Mr. Inman did not earn a bonus in 2010 due to his retirement from NVR on May 3, 2010. For 2010 only, Mr. Goethe was guaranteed a bonus of 100% of his base salary as part of his employment offer to succeed Mr. Inman as the President of NVR Mortgage Finance, Inc. See the Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables below for the actual performance targets for 2010.
2011 Annual Bonus
     For 2011, we are maintaining the same annual bonus performance metrics and the relative weight assigned to each metric for the named executive officers as existed in 2010. Mr. Goethe’s 2011 bonus will be calculated using the same performance metrics to which Mssrs. Saville, Seremet and Henley are subject, except that Mr. Goethe’s bonus is subject to a pro-rata reduction, limited to a maximum of 20%, based on the internal audit results of the operations under his direct management. The capped feature is being maintained, thus achievement of results which exceed the business plan will not result in the payment of a bonus exceeding 100% of base salary.

Equity-Based Compensation
Perspective on Historical Stock Option Practices
     Historically, the potential single largest component of each named executive officer’s total compensation package has been realized through the grant of fixed-price stock options, in which most of our management group participates. Following is a summary of the material terms of the five most recently issued stock option grants prior to the 2010 grants discussed further below:

2008 Grant
Term					From 2000
Description	1996 Plan	1998 Plan	2000 Plan	2005 Plan	Plan
Exercise price	Market value on date of grant	Market value on date of grant	Market value on date of grant	Market value on date of grant	Market value on date of grant

Repricing requires shareholder approval	No	Yes	Yes	Yes	Yes
Date options were granted to named executive officers	May 30, 1996	May 26, 1999	May 3, 2001	May 26, 2005	January 3, 2008

Vesting Conditions	Continued employment at vesting dates	Continued employment at vesting dates	Continued employment at vesting dates	Attainment of EPS Target (as defined below), then continued employment at vesting dates	Continued employment at vesting date

Vesting period for named executive officers	One-third on each of December 31, 2000, 2001 and 2002	One-third on each of December 31, 2003, 2004 and 2005	One-quarter on each of December 31, 2006, 2007, 2008 and 2009	If EPS Target achieved, one-quarter on each of December 31, 2010, 2011, 2012, and 2013	December 31, 2010

Period from grant date to full vesting	Six years and seven months	Six years and seven months	Eight years and eight months	Eight years and seven months	Three years
     As the above chart illustrates, we do not grant stock options annually. Our historical practice has been to structure equity awards to vest over a long-term period. None of the four stock option grants made to the named executive officers prior to the 2008 grant were scheduled to vest within the first four and one-half year period from the grant date (see discussion below on 2008 option grants). The average length of time for full vesting of those stock options was seven and one half years from the date of grant. In addition, we historically have layered our stock option grants to the executives such that there is one grant actively vesting over a four-year period, and another grant that will begin vesting in the following four to five year period.

     We have consistently sought improvements in our equity compensation plans to ensure that the majority of the named executive officers’ potential compensation is effectively aligned with the interests of our shareholders. For example, all plans implemented after the 1996 Plan require shareholder approval to reprice options. This feature was added after we independently recognized the importance of shareholder-controlled repricing, and years before the NYSE’s amended listing rules took effect in 2003 mandating shareholder approval to reprice options. No options granted under the 1996 Plan, however, have ever been repriced. For the 2000 and 2005 Plans, the period from grant date to full vesting was increased by more than two years as compared to the 1996 Plan, to almost nine years from the original grant date. We increased the full vesting time period to increase the retention value of such awards.
Effect of the 2005 Plan Termination
     For the 2005 Plan, we revised our option program to require both performance and service-based vesting conditions. The performance requirement was added as a vesting condition to our stock option program to ensure that potential share dilution from stock option exercises only occurred if our performance provided a 10% compound annual growth in earnings per share over the four-year measurement period. Under this plan, no option would have become exercisable unless a performance target based on growth in diluted earnings per share (the “EPS Target”) was met. The EPS Target was set at a level that reflected a growth rate in diluted earnings per share of 10% per year for four years, based on our 2004 diluted earnings per share of $66.42, amounting to aggregate EPS of $339.00 per share over the four-year period ending December 31, 2008.
     We failed to meet the 4-year aggregate performance measure and the grants made to all plan participants, including the grants made to the named executive officers, expired unexercised on December 31, 2008. Further, because the EPS Target was a condition of the plan itself, the 2005 Plan expired and no further stock options grants may be made under it. Had the EPS Target been attained as the first condition of vesting, the stock option grants issued under the 2005 Plan would have vested in 25% increments on December 31, 2010, 2011, 2012 and 2013 based on continued employment.
     We recognized in mid-2007 that we would not attain the EPS Target based on the sharply declining market conditions we were experiencing, our results for the three year period to date, and our lowered expectations for 2008. Our Compensation Committee was also aware that the last vesting year for the options granted under the 2000 Plan was 2009, meaning that without the 2005 Plan, our named executive officers, as well as all of our key management team, would no longer be participating in a long term incentive plan past December 31, 2009. This also meant that none of our key managers and named executive officers would be subject to a non-competition covenant, which we tie to long-term incentive agreements to protect our interests.
     We have always believed that an effective long term incentive plan, preferably an equity plan, is essential to the retention of our named executive officers and key managers, and it was particularly essential as we managed through the still challenging homebuilding market. However, in late 2007, we believed that it was unlikely that we could obtain shareholder approval of a new option plan due to the dilutive effect of our “overhang,” (“overhang” being the total outstanding stock options divided by the total outstanding shares) and then current market conditions. Given these circumstances, the Compensation Committee engaged Hewitt Associates to assist us in developing a short term solution to the absence of a long-term incentive plan for our employees. After evaluating several alternatives with Hewitt, including cash-based awards that included stock appreciation rights, the Compensation Committee decided to make new option grants to the named executive officers and other key employees using the limited number of unissued stock options remaining available under existing plans, primarily the 2000 Plan. See the 2010 Summary Compensation Table and the Outstanding

Equity Awards at December 31, 2010 Table for further information on the specific grants made to the named executive officers in 2008. The options granted to our named executive officers on January 3, 2008 vested at December 31, 2010.
     At the time of the January 3, 2008 option grants, we would have preferred to have continued our historical “layered” approach of granting options such that there is one grant actively vesting over a four-year period, with another grant in a four to five year pre-vesting period (in essence, two plans outstanding at any given time). However, we did not have a sufficient number of stock options available to us under existing plans to issue competitive, retentive grants to our named executive officers and other key employees beyond 2010.
2010 Action Plan
     While the termination of the 2005 Plan required us to select the short-term 2008 alternative approach described above, entering 2010, we were still faced with having no long-term incentive plan post-December 31, 2010 for our named executive officers and other key managers. In addition to our belief that an effective long term incentive plan is essential to the long-term retention of our named executive officers and key managers, we recognized that we were faced with certain immediate employee retention issues. First, as general market conditions began to improve, we were more vulnerable than we were in 2007 and 2008 to employee turnover. In addition, our success during the downturn has led to more of our competitors moving towards the “asset lite” business model that we have successfully employed. This increases the risk that our competitors will attempt to hire away our key managers who are expertly versed in our “asset lite” model. Further, we were faced with the risk that we could lose certain of our key management group to retirement before succession candidates are adequately trained and experienced.
     These factors led the Compensation Committee to again engage Hewitt in late 2009 to assist us in formulating a long-term solution. After careful consideration of various long-term incentive vehicles by the Compensation Committee, with Hewitt’s and management’s participation, we decided to seek approval from our shareholders for a new long-term equity incentive plan, which our shareholders approved at the 2010 Annual Meeting. That option was chosen as the solution because the use of an equity-based plan:
•	continues what has been a proven, successfully retentive compensation tool for us;

•	is ingrained in the culture of the company, with compensation historically weighted towards long-term growth in earnings per share;

•	aligns long-term compensation to the creation of long-term shareholder value;

•	directly assists employees in complying with our stock holding requirements;

•	provides a non-cash, fixed and determinable compensation charge; and

•	provides a vehicle to which our non-compete and other restrictive employment covenants can be tied.
     To combat the retention risks noted above, we altered our historical approach and issued half of the total award value in time-vested restricted share units that will vest in 2011 and 2012, and issued half of the award value in fixed-price stock options that will vest in 2013 and 2014. The restricted share units aid in bridging the impact caused by the termination of the 2005 Option Plan so that we can return to our preferred method of solely issuing fixed-price stock options. The Compensation Committee discussed the advisability of using a performance metric to earn the restricted share units; however, after fully vetting the matter, it was determined to be inappropriate due to the current unstable business climate. The Compensation Committee did not believe that it could set reliably attainable long-term objectives based on the substantial uncertainties presented by the continued downturn that are beyond the control of our named executive officers and other key managers.
     Under the 2010 Equity Incentive Plan approved by the shareholders, the aggregate number of NVR Shares which may be covered by the grant of fixed-price stock options (“option”) or time-vested restricted share units (“restricted share units”) is 700,000 Shares. Of the 700,000 aggregate Shares, up to 240,000 may be granted in the form of time-vested restricted share units.
2010 Equity Grants to the Named Executive Officers
     To determine the size of awards to grant to our named executive officers, the Compensation Committee had Hewitt prepare a compensation study of NVR’s peers to benchmark the named executive officers’ base salary, annual incentive opportunity, long-term incentive plan compensation and total compensation. Next, using data available through December 31, 2009, the last fiscal year end prior to the May 2010 grants, the Committee assessed NVR’s industry-leading performance, specifically noting the following:
•	Despite operating in the worst economic climate since the Great Depression, we were the only homebuilder of the 12 publicly traded homebuilders on a national level to operate profitably throughout the downturn from 2006 to the present.

•	Our market capitalization led the industry at December 31, 2009, having risen 950% over the ten-year period ending December 31, 2009.

•	Our total shareholder return for the ten year period ending December 31, 2009 was a gain of 1,388.4%. The total shareholder return for the S&P 500 over that same period was a loss of 9.1%.
     Finally, the Committee made a deliberate decision to remain consistent to its longstanding compensation philosophy of paying relatively low cash compensation, and more heavily weighting toward long term incentives, while still recognizing NVR’s outstanding performance under the leadership of the named executive officers through the most difficult downturn in our industry since the Great Depression. Based on all of these considerations, the Committee determined to make grants to the named executive officers above the 90th percentile of the comparable LTIP award value contained within the Hewitt study peer group. The following grants were made to the named executive officers on May 11, 2010 (See the 2010 Summary Compensation Table and the Outstanding Equity Awards at December 31, 2010 Table for further information):

	Number of
	Restricted	Number of
	Share Units	Options
Name	Granted (1)	Granted (2)
Paul C. Saville	21,046	57,344
Dennis M. Seremet	8,904	24,261
Robert W. Henley	4,047	11,028
Robert A. Goethe (3)	809	2,206

(1)	The restricted share units vest 50% on each of December 31, 2011 and 2012 based on continued employment.

(2)	The stock options vest 50% on each of December 31, 2013 and 2014 based on continued employment. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. Pursuant to the stock option plans from which these grants were issued, market value is defined as the closing price of the underlying stock on the trading day immediately preceding the date of grant.

(3)	In addition to the grant listed in the above table, Mr. Goethe was awarded 15,000 stock options on March 1, 2010 as part of his employment offer for succeeding Mr. Inman as the President of NVR Mortgage Finance, Inc. Those options vest 25% on each of December 31, 2011, 2012, 2013 and 2014.
Determining the Size of Equity Awards
     When issuing equity grants under our equity plans to our named executive officers (or to any employee of our company), the Compensation Committee, with assistance from the compensation consultant engaged by the Committee, first establishes a dollar value of the total targeted compensation to be awarded by position. After determining the salary and annual bonus components for a particular year, these amounts are subtracted from the total targeted compensation for the year to derive the fair value that we want to transfer to the executive in the form of equity awards over the vesting period. On the date of grant, we divide that total equity award fair value dollar amount by the per share fair value, calculated using the Black Scholes option pricing model, to determine the number of equity awards to award.
     Although we consider this approach in determining the number of equity awards to issue to our named executive officers to be a reasoned approach using a formula that is based on a widely accepted option-pricing model, the ultimate value of the options issued only becomes clear when they are exercised. Depending on our future stock price, the stock options may wind up being worthless, or worth much more than the fair value initially estimated. As a result, we do not consider realized or realizable gains from prior stock option grants when setting new grant amounts. We do not believe that it is a fair practice to offset current compensation by realized or unrealized stock option gains several years after the options have been issued. Our goal is that the actual gain realized on option exercise exceeds our initial estimate of fair value because gains in excess of the estimated fair value calculated on the grant date are also realized by all of our other shareholders that held our common stock over that time period. We believe that limiting potential upside on option gains does not provide an appropriate incentive for our named executive officers when focusing on long-term results, as our compensation philosophy dictates.

Stock Option Grant Practices
     We do not have a program, plan or practice in place to grant options in coordination with the release of material non-public information. The timing of the January 2008 grant was predicated on our determination and announcement that the 2005 Plan was expected to terminate due to our failure to achieve the EPS Target. The timing of the May 2010 grant was predicated on our shareholders approving the 2010 Equity Incentive Plan at the 2010 Annual Meeting that was held in early May 2010. Our Compensation Committee has sole authority to grant options to the named executive officers, and the grant date is the date of Compensation Committee approval of the awards. We grant stock options once per month, to new employees and newly promoted employees. The grant date for these awards is the first of the month following the new hire or promotion date (or the first of the second month if the new hire or promotion occurs after the 20th day of the month).
Stock Ownership Guidelines
     To complete the linkage between the interests of our senior management with our shareholders, we adopted stock ownership guidelines in 2000. These guidelines require the named executive officers (and certain other members of senior management) to acquire and continuously hold a specified minimum level of our shares for so long as we employ them in their respective positions. The Board of Directors determined the holding requirements for the named executive officers based on a review of the publicly available stock holding policies for other publicly traded companies within our industry. Under our holding requirements, our named executive officers must acquire and hold shares with a total fair market value ranging from four- to eight-times their annual base salaries depending on position. For 2010, the holding requirements for each of the named executive officers were as follows:

			Dollar Holding
Name	Base Salary	Factor	Requirement
Paul C. Saville	$800,000	8	$6,400,000
Dennis M. Seremet	$475,000	6	$2,850,000
Robert W. Henley	$231,000	4	$924,000
Robert A. Goethe	$350,000	4	$1,400,000
     Any named executive officer who does not meet his requirement must retain 100% of the net common stock received upon the vesting of restricted share units and 50% of the net common stock received from option exercises until the holding requirement is attained. “Net common stock received” means the common stock received after the payment of the exercise price, if any, and the taxes withheld related to the vesting of the restricted share unit or the option exercise. All of the named executive officers are currently in compliance with our stock ownership guidelines.
Personal Benefits
     Our named executive officers are entitled to and eligible only for the same personal benefits for which all of our employees are eligible. We do not provide personal benefits for any employee. Our healthcare and other insurance programs, including the program’s participation costs, are the same for all eligible employees. Our annual discretionary contribution to the NVR Employee Stock Ownership Plan, expressed as a percentage of eligible wages, and our NVR 401(k) matching contribution, is also the same for all eligible employees, subject to all applicable IRS contribution limits and formulas for plans of these types. Further, we do not offer defined benefit pension or supplemental executive retirement plans to any of our employees. For 2009, as a cost savings measure, the 401(k) match for all employees, including the named executive officers, was suspended. The 401(k) match was reinstated for 2010.
Deferred Compensation Arrangements
     We have two deferred compensation plans. We provide deferred compensation plans for three reasons: i) to encourage ownership of our common stock in furtherance of our compensation philosophy, ii) to establish a vehicle whereby named executive officers may defer the receipt of salary and bonus that otherwise would be nondeductible for company tax purposes into a period where we would realize a tax deduction for the amounts paid (see below Tax Deductibility discussion), and iii) to enable our named executive officers, and other members of management, to acquire shares of our common stock on a pre-tax basis in order to more quickly meet, and maintain compliance with, the stock holding requirements described above. In addition, the structure of our deferred compensation plans effectively increases the stock holding requirements for certain of our named executive officers, and places the earned compensation “at-risk” during the executive officer’s deferral period.
     The market value of a named executive officer’s deferred compensation accounts is not considered when setting his other current compensation. The compensation earned and deferred was already reviewed and analyzed based on the above-described compensation philosophy and policies at the time the compensation was earned. Had the executive officer instead elected to receive a payout of the compensation at the time it was earned, and then invested those amounts externally, we would have no knowledge of and would not have considered external investment experience when considering the amount by which we should compensate the executive officer. Thus, we do not believe it is either proper or necessary to consider the value of the executive officer’s deferred compensation account just because it is held in a plan we sponsor and is invested in our stock. In addition, had the amounts deferred been instead paid to the applicable named executive officer when earned (and not deferred until separation of service), we would have lost a substantial tax benefit that we will now receive as a result of the deferral. See the Nonqualified Deferred Compensation Table and accompanying narrative below for additional information on our deferred compensation plans.
Change of Control and Severance Payments
     At December 31, 2010, each of Mssrs. Saville and Seremet was party to an employment agreement with us pursuant to which the officer was entitled to severance payments upon certain termination events, including termination following a change in control. Those employment agreements expired on January 1, 2011. Effective January 2, 2011, we entered into new employment agreements with Mssrs. Saville and Seremet, and also entered into employment agreements with Mssrs. Henley and Goethe. The terms of the new employment agreements for Mssrs. Saville and Seremet are substantially similar to the terms of their expired agreements. The terms of Mr. Henley’s and Mr. Goethe’s agreements are substantially similar to the terms of the agreements of Mssrs. Saville and Seremet.
     Generally, we do not believe that we should pay our named executive officers, or any other employee, any incremental compensation upon termination when the termination is either by choice or due to conduct that is potentially detrimental to NVR. Thus, we do not provide any of our named executive officers any incremental severance benefits, other than any amounts already earned and accrued at the date of termination, if the termination is voluntary (unless due to a change in control of NVR or retirement), including voluntary termination upon the election or appointment of a new Chairman and/or CEO, or for “Cause.”

     We do not provide tax “gross ups” to our named executive officers in connection with any change in control or severance payment.
Change of Control Provisions
     Change of control provisions applicable to our named executive officers are either “single trigger,” meaning that the change of control event alone triggers either a payment or an acceleration of certain rights, or “double trigger,” meaning that the change of control coupled with the officer’s termination from service within a certain period of time after the change of control triggers a payment or accelerated right.
     The change of control provision in each applicable named executive officer’s employment agreement for the payment of severance is a double trigger. A double trigger for severance payments was selected because, unless the named executive officer’s employment is terminated after the change in control, the acquiring entity will continue to pay his salary and annual bonus, which are what the severance payment is intended to replace. See the Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these severance payments.
     The change of control provisions in the stock option agreements and the deferred compensation plans are single trigger, reflecting our intent that the named executive officers have the ability to vote those shares upon any proposed transaction, and to ensure that the named executive officers receive deferred compensation to which they are entitled.
Severance Payments
     Each of the employment agreements provides for a severance benefit of two months salary and two months pro-rated annual bonus upon the named executive officer’s termination due to death or disability. This amount reflects what we believe to be a modest transition for the executive or his family for termination events that are sudden and beyond the executive’s control. For Mssrs. Saville and Seremet, we provide severance benefits of 200% of base salary for terminations without cause or that are voluntary within one year after a change in control, and for Mssrs. Henley and Goethe, we provide severance benefits of 50% of base salary. These amounts reflect our belief that it is difficult for executive officers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control. We provide a severance benefit of 100% of base salary upon retirement for Mssrs. Saville and Seremet, and 50% of base salary for Mssrs. Henley and Goethe. We consider the applicable 100% or 50% severance payment a nominal reward for length of service given that we do not provide our executives defined benefit or supplemental executive retirement plans.
Accounting Impact and Tax Deductibility of Compensation
Accounting Impact
     We accrue our named executive officers’ salaries and bonus awards as an expense when earned by the officer. For our fixed-price stock options, the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), Topic 718, requires us to recognize compensation expense within our income statement for share-based payment arrangements, which includes employee equity compensation plans.
     Stock-based compensation expense when recognized is based on the grant-date fair value of the equity awards granted, and is recognized ratably over the requisite service period. We adopted

FASB ASC 718 under the modified prospective method. Under the modified prospective method, FASB ASC Topic 718 applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006, as well as to the unvested portion of awards outstanding as of January 1, 2006. Our stock options and restricted share units are accounted for as equity awards.
Tax Deductibility
     Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the named executive officers (other than our CFO) to $1 million unless such compensation qualifies as “performance-based compensation.” Among other things, Section 162(m) requires approval of the performance-based compensation by our shareholders. We have concluded that the adverse tax impact of paying salaries and bonuses to our CEO in excess of that limit was not significant enough to limit the salary and annual bonus amounts awarded. All of the compensation potentially earned by our named executive officers under our stock option plans qualifies as “performance based” under 162(m), except for grants issued under the 2000 Plan that are exercised while the named executive officer is an employee of NVR, which was not shareholder approved.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE
DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE
SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933
OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY
REFERENCE IN ANY DOCUMENT SO FILED.
Report of the Compensation Committee
     The Compensation Committee hereby reports as follows:
1.	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with NVR’s management; and

2.	Based on the review and discussion referred to in paragraph 1, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our 2011 proxy statement to be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.
The undersigned, constituting all of the members of the Compensation Committee, have submitted this report to the Board of Directors.
John M. Toups (Chairman), Timothy M. Donahue, Manuel H. Johnson, David A. Preiser, W. Grady Rosier and Paul W. Whetsell

2010 SUMMARY COMPENSATION TABLE

					Non-Equity
Name and		Salary	Stock Awards	Option Awards	Incentive Plan	All Other	Total
Principal Position	Year	($)	($) (2)	($) (3)(4)	Compensation ($)	Compensation ($) (5)	($)
Paul C. Saville	2010	$800,000	$14,795,338	$14,795,325	$481,299	$7,850	$30,879,812
Principal Executive	2009	$800,000	—	—	$400,000	$7,350	$1,207,350
Officer	2008	$800,000	—	$3,885,750	—	$7,400	$4,693,150

William J. Inman (1)	2010	$144,987	—	—	—	$437,350	$582,337
Former President,	2009	$430,000	—	—	$215,000	$7,350	$652,350
NVR Mortgage	2008	$430,000	—	$1,398,870	—	$6,900	$1,835,770

Dennis M. Seremet	2010	$475,000	$6,259,512	$6,259,581	$285,772	$7,850	$13,287,715
Principal Financial	2009	$475,000	—	—	$237,500	$7,350	$719,850
Officer	2008	$475,000	—	$2,020,590	—	$7,400	$2,502,990

Robert W. Henley	2010	$228,250	$2,845,041	$2,845,334	$137,343	$7,350	$6,063,318
Principal Accounting	2009	$220,000	—	—	$110,000	$6,600	$336,600
Officer	2008	$220,000	—	$932,580	—	$6,600	$1,159,180

Robert A. Goethe	2010	$327,564	$568,727	$4,153,570	$327,564	$214,215	$5,591,640
President, NVR Mortgage

(1)	Effective May 3, 2010, Mr. Inman retired as the President of NVR Mortgage Finance, Inc. As of May 3, 2010, Mr. Inman earned a retirement separation benefit equal to one times his annual salary pursuant to his employment agreement. The amounts disclosed in the “all other compensation” column for Mr. Inman in 2010 equals the $430,000 retirement separation benefit, which is being paid over a twelve month period beginning on the effective date, plus a $7,350 contribution made by us on behalf of Mr. Inman to our Employee Stock Ownership Plan (“ESOP”), which is a defined contribution plan, for the respective plan year. The amounts for Mr. Inman in the “all other compensation” column for 2009 and 2008 are also contributions made by us on Mr. Inman’s behalf to our ESOP.

(2)	The amounts disclosed represent the aggregate grant date fair value of restricted share unit grants made during 2010 in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value valuation for restricted share units is equal to the market value per share of NVR stock on the date of grant, which was $703.00 per share.

(3)	The amounts disclosed for Mssrs. Saville, Seremet and Henley represent the aggregate grant date fair value of stock option grants made during the respective years in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value tranche-weighted assumptions for the 2010 grants are as follows: i) the estimated option life is 5.1 years, ii) the risk free interest rate was 2.4% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 37.5%, and iv) the estimated dividend yield is 0%. The fair value valuation assumptions for the 2008 grants are as follows: i) the estimated option life is 3.9 years, ii) the risk free interest rate was 2.7% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 33.9%, and iv) the estimated dividend yield is 0%.

(4)	The amounts disclosed for Mr. Goethe represents the aggregate grant date fair value of two stock option grants made during the year in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value tranche-weighted assumptions for the first 2010 grant are as follows: i) the estimated option life is 4.2 years, ii) the risk free interest rate was 2.0% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 39.0%, and iv) the estimated dividend yield is 0%. The fair value tranche-weighted assumptions for the second 2010 grant is as follows: i) the estimated option life is 5.1 years, ii) the risk free interest rate was 2.4% (based on a U.S.

Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 37.5%, and iv) the estimated dividend yield is 0%.

(5)	Excluding the amount for Mr. Inman (see footnote 1 above), the “all other compensation” includes amounts contributed by us on behalf of Mssrs. Saville, Seremet, Henley and Goethe to our ESOP for the respective plan year, and where applicable, a $500 matching contribution made by us pursuant to our 401(K) plan. The amount disclosed for Mr. Goethe also includes $109,846 in relocation expense reimbursement, which was “grossed up” for individual taxation purposes by $52,169, a relocation bonus of $35,000, and home sale assistance of $9,350.
2010 Grants of Plan-Based Awards

				All Other	All Other
				Stock	Option
				Awards:	Awards:
				Number of	Number of	Exercise or	Closing	Grant Date
		Estimated Future		Shares of	Securities	Base price	Price on	Fair Value
		Payouts Under Non-Equity		Stock or	Underlying	of Option	Date of	on Date of
		Incentive Plan Awards ($)		Units(#)	Options (#)	Awards	Grant	Grant
	Grant
Name	Date	Target	Maximum
Paul C. Saville (1)	02/22/10	$800,000	$800,000	—	—	—	—	—
Paul C. Saville (2)	05/11/10	—	—	—	57,344	$703.00	$693.93	$14,795,325
Paul C. Saville (3)	05/11/10	—	—	21,046	—	—	—	$14,795,338
William J. Inman (4)	—	—	—	—	—	—	—	—
Dennis M. Seremet (1)	02/22/10	$475,000	$475,000	—	—	—	—	—
Dennis M. Seremet (2)	05/11/10	—	—	—	24,261	$703.00	$693.93	$6,259,581
Dennis M. Seremet (3)	05/11/10	—	—	8,904	—	—	—	$6,259,512
Robert W. Henley (1)	02/22/10	$228,250	$228,250	—	—	—	—	—
Robert W. Henley (2)	05/11/10	—	—	—	11,028	$703.00	$693.93	$2,845,334
Robert W. Henley (3)	05/11/10	—	—	4,407	—	—	—	$2,845,041
Robert A. Goethe (5)	01/25/10	$327,564	$327,564	—	—	—	—	—
Robert A. Goethe (5)	03/01/10	—	—	—	15,000	$708.30	$709.82	$3,584,400
Robert A. Goethe (2)	05/11/10	—	—	—	2,206	$703.00	$693.93	$569,170
Robert A. Goethe (3)	05/11/10	—	—	809	—	—	—	$568,727

(1)	Amounts pertain to our 2010 annual bonus plan. See the Annual Cash Bonus section in our Compensation Discussion and Analysis above and the Narrative Disclosure to Summary Compensation and Grants of Plan-based Awards Tables below.

(2)	These options were granted on May 11, 2010, the date that our Compensation Committee met to grant the options. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. Pursuant to the stock options plans from which these grants were issued, market value is defined as the closing price of the underlying stock on the trading day immediately preceding the date of grant. See the Compensation Discussion and Analysis above and the Narrative Disclosure to Summary Compensation and Grants of Plan-based Awards Tables below.

(3)	These restricted share units were granted on May 11, 2010, the date that our Compensation Committee met to grant the restricted share units.

(4)	Mr. Inman ceased to be an employee on May 3, 2010 when he retired as the President of NVR Mortgage Finance, Inc., and thus, was not eligible to receive any grants of plan-based awards in 2010.

(5)	As part of Mr. Goethe’s employment offer that was approved by the Compensation Committee, he was guaranteed to receive 100% of his annual bonus opportunity for 2010. The employment offer also included the grant of 15,000 fixed-priced stock options to be issued on March 1, 2010.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables
Employment Agreements
     We employed Mssrs. Saville and Seremet pursuant to employment agreements during 2010. Mr. Inman was also employed under an employment agreement up to his retirement date on May 3, 2010. The agreements were entered into on July 1, 2005, and expired on January 1, 2011 (see further discussion below). Effective January 2, 2011, we entered into new employment agreements with Mssrs. Saville and Seremet, and also entered into employment agreements with Mssrs. Henley and Goethe.
     Other than the applicable named executive officers’ titles, minimum base salary amounts and NVR stock holding requirements, the material terms of the employment agreements that were in effect during 2010 are essentially the same and covered:
•	Minimum base salaries:
•	Mr. Saville $650,000

•	Mr. Inman $390,000

•	Mr. Seremet $400,000
•	Annual bonus eligibility up to 100% of base salary based on criteria determined by our Compensation Committee (see Compensation Discussion and Analysis — Annual Cash Bonus above);

•	Eligibility to participate in our benefit plans at identical participation costs offered to all of our employees eligible to participate in those plans;

•	Eligibility to have reasonable business expenses reimbursed, subject to reimbursement policies to which all of our employees are subject equally;

•	The requirement of a continuous NVR stock holding requirement, as set forth under the Stock Ownership Guidelines section of the Compensation Discussion and Analysis above;

•	Severance payments due under various termination scenarios (see Potential Payments Upon Termination or Change of Control below for additional information);

•	Covenants not to compete with us (see Potential Payments Upon Termination or Change of Control below for additional information); and

•	Indemnification to the executives during the performance of their duties to the fullest extent permitted by the laws of the Commonwealth of Virginia.
     The terms of the new employment agreements with Mssrs. Saville and Seremet are substantially similar to the terms of their expired agreements. The terms of Mr. Henley’s and Mr. Goethe’s agreements are substantially similar to the terms of the agreements of Mssrs. Saville and Seremet, differing primarily regarding minimum base salaries and stock holding requirements.

2010, 2009 and 2008 Compensation
     Mssrs. Saville and Seremet were paid the same base salary in 2010 that they were paid in 2009 and 2008. Mr. Henley’s 2010 salary reflects an annual increase of $11,000 from his 2009 annual salary, which was effective on April 1, 2010. Mr. Inman’s base salary was paid at the same rate as his 2009 and 2008 base salary up through his May 3, 2010 retirement date. On his retirement date, Mr. Inman also earned a retirement separation benefit which equaled $430,000 (see the Narrative Disclosures of Termination and Change of Control Payments). Mr. Goethe was awarded a $350,000 annual base salary upon his commencement of employment on January 25, 2010.
     For a discussion of the general terms and objectives behind our 2010 annual cash bonus plan, see Compensation Discussion and Analysis — Annual Cash Bonus above. The maximum bonus opportunity available for our named executive officers in 2010 was 100% of base salary. With respect to the specific performance targets established under the 2010 annual bonus plan, the consolidated pre-tax profit target at which 100% of the annual bonus was earned was $427,817,000, and the 80% threshold at which the annual bonus was to be ratably earned was $342,254,000. Our actual 2010 consolidated pre-tax profit was $403,497,000, which resulted in 71.6% of this portion being attained. The 2010 new orders target (net of cancellations) was 10,800 units, with the 85% threshold being 9,180 units. Our actual 2010 new orders were 9,415 units, resulting in 14.5% of this portion being attained. As a result, Mssrs. Saville, Seremet and Henley earned 60.2% of their maximum bonus, calculated as follows: (80% x 71.6%) + (20% x 14.5%). Mr. Inman was not eligible to earn a bonus payment due to his retirement on May 3, 2010. Mr. Goethe was guaranteed a bonus in 2010 equal to 100% of his paid salary as an inducement to succeed Mr. Inman as President of NVR Mortgage Finance, Inc.
     In 2009, Mssrs. Saville, Inman, Seremet and Henley earned 100% of their bonus opportunity, which was reduced to 50% of base salary from 100% as a cost savings strategy. In 2008, Mssrs. Saville, Seremet and Henley earned 3.4% of their maximum bonus opportunity and Mr. Inman earned 63.1% of his maximum bonus opportunity. However, Mssrs. Saville, Inman, Seremet and Henley recommended to the Compensation Committee that no bonuses be paid to them in 2008 as a cost savings measure, which the Committee approved.
     On May 11, 2010, Mssrs. Saville, Seremet, Henley and Goethe were granted fixed-price stock options to purchase 57,344; 24,261; 11,028 and 2,206 shares respectively, and were also granted 21,046; 8,904; 4,047 and 809 restricted share units, respectively. Mr. Goethe was also granted 15,000 fixed-price stock options as an inducement to join NVR to succeed Mr. Inman as the President of NVR Mortgage Finance, Inc. During 2008, Mssrs. Saville, Seremet, Inman and Henley were granted fixed-price stock options to purchase 25,000; 13,000; 9,000 and 6,000 shares, respectively. There were no stock option grants issued in 2009. For further information see the Compensation Discussion and Analysis and also footnotes (2), (3) and (4) to the 2010 Summary Compensation Table, and footnotes (c), (d) and (e) to the Outstanding Equity Awards at December 31, 2010 Table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Number of	Number of
	Securities	Securities			Number of
	Underlying	Underlying			Shares or
	Unexercised	Unexercised	Option		Units of	Market Value of
	Options	Options	Exercise	Option	Stock That	Shares of Stock
	(#)	(#)	Price	Expiration	Have Not	That Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested	Vested
Paul C. Saville:
2000 Option Plan (a)	71,000	—	$189.00	05/02/11	—	—
2000 Option Plan (b)	25,000	—	$515.05	01/02/18	—	—
2000 Option Plan (c)	—	57,344	$703.00	05/10/21	—	—
2010 Equity Plan (d)	—	—	—	—	21,046	$14,543,207
William J. Inman:	—	—	—	—	—	—
Dennis M. Seremet:
2000 Option Plan (a)	10,267	—	$189.00	05/02/11	—	—
2000 Option Plan (b)	13,000	—	$515.05	01/02/18	—	—
2010 Equity Plan (c)	—	24,261	$703.00	05/10/21	—	—
2010 Equity Plan (d)	—	—	—	—	8,904	$6,152,842
Robert W. Henley:
2000 Option Plan (a)	750	—	$189.00	05/02/11	—	—
2000 Option Plan (b)	6,000	—	$515.05	01/02/18	—	—
2000 Option Plan (c)	—	11,028	$703.00	05/10/21	—	—
2010 Equity Plan (d)	—	—	—	—	4,047	$2,796,558
Robert A. Goethe 2000 Option Plan (e)	—	15,000	$708.30	02/28/20	—	—
2010 Equity Plan (c)	—	2,206	$703.00	05/10/21	—	—
2010 Equity Plan (d)	—	—	—	—	809	$559,035

(a)	These options were granted on May 3, 2001. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Twenty-five percent of the options vested on each of December 31, 2006, 2007, 2008 and 2009, with vesting based solely upon continued service in the capacity in which the grants were issued.

(b)	These options were granted on January 3, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. The options vested on December 31, 2010, with vesting based solely on continued service in the capacity in which the grants were issued.

(c)	These options were granted on May 11, 2010. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. Fifty percent of the options vest on each of December 31, 2013 and 2014, with vesting based solely on continued service in the capacity in which the grants were issued.

(d)	These restricted share units were granted on May 11, 2010. Fifty percent of the restricted share units vest on each of December 31, 2011 and 2012.

(e)	These options were granted on March 1, 2010. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Twenty-five percent of the options vest on each of December 31, 2011, 2012, 2013 and 2014, with vesting based solely on continued service in the capacity in which the grants were issued.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of
	Shares	Value Realized
	Acquired	on
	on	Exercise
Name	Exercise (#)	($) (1)
Paul C. Saville	49,000	$21,712,016
William J. Inman	12,500	$6,026,250
Dennis M. Seremet	2,233	$1,266,593
Robert W. Henley	1,000	$566,811
Robert A. Goethe	—	—

(1)	The value realized is calculated based on the difference between the market price of NVR common stock on the date of exercise and the respective exercise price, multiplied by the number of options exercised.
*********
2010 NON-QUALIFIED DEFERRED COMPENSATION TABLE

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions in	Contributions	(Loss) in Last	Withdrawals/	Balance at Last
	Last FY	in Last FY	FY	Distributions	FYE
Name	($)	($)	($) (a)	($)	($)
Paul C. Saville:
Plan 1 (b)	—	—	$(2,084,836)	—	$73,167,271
Plan 2 (c)	—	—	$(15,294)	—	$536,748

William J. Inman:
Plan 1 (d)	—	—	$1,359,684	$62,753,657	—

Dennis M. Seremet:
Plan 1 (e)	—	—	$(797,976)	—	$28,004,968

Robert W. Henley	—	—	—	—	—

Robert A. Goethe	—	—	—	—	—

(a)	Represents unrealized earnings/(losses) of the market value of the NVR common stock held in the respective officer’s deferred compensation account. We have never paid dividends.

(b)	Mr. Saville deferred a total of $15,995,411 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(c)	Mr. Saville deferred a total of $600,000 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(d)	Mr. Inman deferred a total of $12,274,639 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements. In connection with his retirement in 2010, Mr. Inman received a distribution of all his deferred compensation under the terms of his deferred compensation agreement.

(e)	Mr. Seremet deferred a total of $7,334,970 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

Narrative to the 2010 Non-Qualified Deferred Compensation Table
     We have two deferred compensation plans, which we refer to as plans 1 and 2, respectively, for purposes of this discussion. Plan 1, which we adopted on December 15, 1999, was closed for new contributions effective December 31, 2004. Each of the named executive officers, solely at their election, may defer 100% of any earned salary or bonus into plan 2, which we adopted December 15, 2005. Stock option gains are prohibited by law from being deferred.
     Amounts deferred are invested in a fixed number of shares of our common stock, which is purchased on the open market at fair market value. This is the only investment choice for the named executive officers. All amounts placed in the deferred compensation plan are amounts already due to the named executive officer; we do not make employer contributions to their accounts. Further, earnings on deferred amounts solely represent appreciation/(depreciation) of the market value of the NVR shares of common stock held. We do not provide for a minimum return or guarantee a minimum payout amount. These are “at risk” investments. The shares of our common stock held in each named executive officer’s account are distributed to the named executive officer upon expiration of the deferral period. The deferral period expires for Plan 1 at the named executive officer’s termination of employment, and expires for Plan 2 six months after the named executive officer’s termination of employment.
NARRATIVE DISCLOSURES OF TERMINATION AND CHANGE OF CONTROL PAYMENTS
     Our named executive officers are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us. These payments and acceleration rights are contained within the executive officers’ employment agreements, employee stock option agreements and deferred compensation plan agreements.
Employment Agreements
     As noted in the Narrative Disclosure to the Summary Compensation Table, as of December 31, 2010, Mssrs. Saville and Seremet were employed pursuant to employment agreements (Mr. Inman was employed under an employment agreement prior to May 3, 2010, the date upon which he retired as President of NVR Mortgage Finance, Inc.), which expired on January 1, 2011. We entered into new agreements with Mssrs. Saville and Seremet, and also entered into employment agreements with Mssrs. Henley and Goethe, effective January 2, 2011. The terms of the new employment agreements for Mssrs. Saville and Seremet are substantially similar to the expired agreements. The terms of Mr. Henley’s and Mr. Goethe’s agreements are substantially similar to the terms of the agreements of Mssrs. Saville and Seremet, but differ as enumerated below on the amount of payments due upon certain termination events. The agreements cover the additional payments that would be due to these individuals in the following termination scenarios: 1) death, 2) disability, 3) retirement, 4) cause, 5) without cause, 6) voluntary, 7) voluntary within one year after a change in control, and 8) voluntary upon the election or appointment of a new Chairman and/or CEO accompanied by a change in business philosophy.
     Effective with Mr. Inman’s retirement from NVR, he earned a retirement separation benefit which equaled $430,000 (see the 2010 Summary Compensation Table). Mr. Inman is not entitled to any further separation benefits under his former employment agreement.

     Summarized below are the severance payments due under the various termination scenarios pursuant to the new employment agreements in effect on January 2, 2011, assuming they were in effect at December 31, 2010. The payments due to Mssrs. Saville and Seremet would have been the same under their expired agreements, other than amounts due for outplacement services, as noted below.
Termination Events
•	Death or Disability. The applicable named executive officer is entitled to receive in a lump sum two months of his then annual base salary and accrued pro-rated annual bonus, assuming that the maximum of 100% of base salary is earned for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred. Assuming a December 31, 2010 termination event for death or disability, payments would be as follows:

Name	Total Due
Paul C. Saville	$266,666
Dennis M. Seremet	$158,334
Robert W. Henley	$77,000
Robert A. Goethe	$116,666
•	Retirement. Upon retirement, the applicable named executive officer is entitled to receive, in 12 monthly installments beginning six months from the date of termination, an amount equal to either 100% or 50% of his then annual base salary, as applicable, and any accrued pro-rated annual bonus, to the extent that performance targets have been achieved and the annual bonus being paid at the same time that all of our other employees are paid their annual bonus. Assuming a December 31, 2010 termination event in connection with retirement, payments would be as follows:

Name	Total Due
Paul C. Saville	$1,281,299
Dennis M. Seremet	$760,772
Robert W. Henley	$252,843
Robert A. Goethe	$502,564
•	Cause. The applicable named executive officers are not entitled to receive any payments after the date of termination for cause. Termination for “cause” is a termination due to:
•	the officer being convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months;

•	gross misconduct in connection with the performance of his duties as described within the employment agreement; or

•	the officer materially breaching affirmative or negative covenants or undertakings described in the employment agreement, such as the agreement’s non-compete provisions.

•	Without cause. The applicable named executive officer is entitled to receive, in 12 monthly installments beginning six months from the date of termination, an amount equal to 200% or 50% of his then annual base salary, as applicable. In addition, we would provide the executive with up to $100,000 of outplacement services in the case of Mssrs. Saville and Seremet (limited to $60,000 in their expired agreements), and up to $50,000 in the case of Mssrs. Henley and Goethe. Assuming a December 31, 2010 termination event without cause, payments would be as follows:

Name	Total Due
Paul C. Saville	$1,700,000
Dennis M. Seremet	$1,050,000
Robert W. Henley	$165,500
Robert A. Goethe	$225,000
•	Voluntary. The applicable named executive officer is not entitled to receive any payments after the date of termination.

•	Voluntary within one year after a change in control. The applicable named executive officer is entitled to receive, in 12 monthly installments beginning six months from the date of termination, an amount equal to 200% or 50% of his then annual base salary, as applicable, and accrued pro-rated annual bonus assuming that 100% of the target bonus would have been paid for that year. A change of control means i) any person or group acquires 50% or more of the combined voting power of our voting stock, ii) substantially all of our assets are sold to another party, iii) we are liquidated or dissolved, or adopt a plan to do so, or iv) we are merged into another entity or we are taken private, and the executive officer experiences a significant reduction in responsibilities. Assuming a December 31, 2010 termination event in connection with a change in control, payments would be as follows:

Name	Total Due
Paul C. Saville	$2,400,000
Dennis M. Seremet	$1,425,000
Robert W. Henley	$346,500
Robert A. Goethe	$525,000
•	Voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer. The applicable named executive officer is not entitled to receive any payments after the date of termination.
Conditions to Receipt of Payment
     The covenants within the employment agreements include non-compete provisions, including the prohibition from:
•	engaging, on the individual’s or another entity’s behalf in the homebuilding or mortgage businesses as an employee, greater than 1% owner, manager or otherwise;

•	inducing or attempting to induce any customers or potential customers from conducting business with us;

•	hiring or attempting to hire our employees; or

•	utilizing the services of or trying to acquire land, goods or services from, any of our developers or subcontractors.
     The periods that the non-compete provisions cover are as follows:

•	During their term of employment with us, the named executive officers are bound by the non-compete covenants at all times.

•	For one year after termination, the named executive officer is bound by the non-compete covenants if the termination was voluntary, due to retirement, for cause, or without cause.

•	The named executive officer is not bound by the non-compete covenants after their termination date if the termination was voluntary within one year after a change in control, or voluntary upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.
Stock Option and Restricted Share Unit Agreements
     Each option and restricted share unit agreement provides for the acceleration of vesting of all unvested options and restricted share units if we experience a “change in control” (as defined below). See Compensation Discussion and Analysis — Fixed Price Stock Options above. The accelerated vesting is based on a single trigger, meaning that the named executive officer does not need to terminate employment to receive the acceleration right. The “change of control” provisions within the named executive officers’ agreements are identical to the “change of control” provisions within the agreements for all other participants of the respective stock option and restricted share unit plans. Generally, the “change of control” provision is triggered upon:
•	our merger, consolidation, reorganization or other business combination with one or more other entities in which we are not the surviving entity;

•	our selling substantially all of our assets to another entity; or

•	our experiencing any transaction resulting in any person or entity owning 50% or more of the total number of our voting shares.
     Assuming we experienced a change of control on December 31, 2010, the market value realized on the accelerated stock options for each of the named executive officers would be as follows:

				Market Price
	Number of			of NVR
	Stock	Number of	Option	Common	Per Share	Market Value
	Awards	Options	Exercise	Stock at	Intrinsic Value	Realized on
	Accelerated	Accelerated	Price	12/31/10	at 12/31/10	Acceleration
Name	(#)	(#)	($)	($)	($)	($)
Paul C. Saville:
2000 Option Plan	—	57,344	$703.00	$691.02	$(11.98)	$—
2010 Equity Plan	21,046	—	—	$691.02	$691.02	14,543,207

						$14,543,207
Dennis M. Seremet:
2010 Equity Plan	—	24,261	$703.00	$691.02	$(11.98)	$—
2010 Equity Plan	8,904	—	—	$691.02	$691.02	6,152,842

						$6,152,842
Robert W. Henley:
2000 Option Plan	—	11,028	$703.00	$691.02	$(11.98)	$—
2010 Equity Plan	4,047	—	—	$691.02	$691.02	2,796,558

						$2,796,558
Robert A. Goethe:
2000 Option Plan	—	15,000	$708.30	$691.02	$(17.28)	$—
2010 Equity Plan	—	2,206	$703.00	$691.02	$(11.98)	—
2010 Equity Plan	809	—	—	$691.02	$691.02	559,035

						$559,035

Deferred Compensation Plans
      Under the deferred compensation plans (see the Non-Qualified Deferred Compensation Table above for more information on these plans), each named executive officer receives a lump sum distribution immediately if we experience a “change of control”, rather than receiving their account balance at separation of service. The “change of control” provisions within the deferred compensation plans are equally applicable to all participants within the plans.
•	Plan 1. Generally, the “change of control” provision is the same as the “change in control” provision set forth in our stock option agreements, as summarized above.

•	Plan 2. Generally, the “change of control” provision is triggered if (i) we experience any transaction resulting in any person or entity owning 50% or more of the total fair market value or total voting power of our shares, (ii) we experience any transaction resulting in any person or entity acquiring 35% or more of the total fair market value or total voting power of our shares during a 12-month period, (iii) a majority of our board of directors is replaced during any 12-month period by new directors not endorsed by a majority of our board of directors who were on our board immediately preceding the new appointments or elections, or (iv) we sell to another entity our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of our total assets.
     Assuming a change of control under the deferred compensation plans at December 31, 2010, the market value of the accelerated account balances is presented in the Non-Qualified Deferred Compensation Plans Table above.

2010 DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($) (2)	($) (3)	($)
Dwight C. Schar	$37,200	$7,397,669	$7,397,663	$14,832,532
C. E. Andrews	$50,000	$455,544	$455,130	$960,674
Robert C. Butler	$53,200	$455,544	$455,130	$963,874
Timothy M. Donahue	$48,400	$455,544	$455,130	$959,074
Alfred E. Festa	$50,000	$455,544	$455,130	$960,674
Manuel H. Johnson	$68,000	$455,544	$455,130	$978,674
William A. Moran	$35,600	$455,544	$455,130	$946,274
David A. Preiser	$51,600	$455,544	$455,130	$962,274
W. Grady Rosier	$51,600	$455,544	$455,130	$962,274
John M. Toups	$51,600	$455,544	$455,130	$962,274
Paul W. Whetsell	$51,600	$455,544	$455,130	$962,274

(1)	All non-employee Board members are paid a $26,000 annual retainer. Mr. Johnson, the Audit Committee Chairman, is paid an additional annual retainer of $10,000 for serving in that capacity. Non-employee Board members are paid fees of $1,600 for each Board and Committee meeting attended. Reasonable incidental travel and out-of-pocket business expenses are reimbursed as incurred in accordance with the policies to which all of our executive officers and employees are subject.

(2)	The amounts disclosed represent the aggregate grant date fair value of restricted share unit grants made during 2010 in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value valuation for restricted share units is equal to the market value per share of NVR stock on the date of grant, which was $703.00 per share.

(3)	The amounts disclosed represent the aggregate grant date fair value of stock option grants made during the year in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value tranche-weighted assumptions for the 2010 grants are as follows: i) the estimated option life is 5.1 years, ii) the risk free interest rate was 2.4% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 37.5%, and iv) the estimated dividend yield is 0%.
Narrative Disclosure to Director Compensation Table
     The cash paid to our directors in the form of the $26,000 annual retainer and the $1,600 per meeting fee has not changed since 2000, other than increasing the Audit Committee Chairman’s annual retainer to $36,000, which occurred in 2003. The average annual cash compensation is only slightly above the 25th percentile of director cash compensation when compared to a survey of director compensation for companies with revenue between $2.5 billion and $5.0 billion that was prepared by Hewitt for the Board of Directors’ review in 2010.
     In 2010, upon the recommendation of the Compensation Committee, the Board adopted a Board compensation structure under which cash compensation levels were maintained and the annual long-term incentive plan (“LTIP”) component was increased. The LTIP component mirrors the LTIP approved for management, including the named executive officers, whereby 50% of any award value is payable in time-vested restricted share units, and the other 50% is payable in time-vested stock options.
     Consistent with the revised compensation structure, in May 2010 the Board issued to each director 648 restricted share units that will vest 50% on each of December 31, 2011 and 2012, and 1,764 fixed-price stock options that will vest 50% on each of December 31, 2013 and 2014. The LTIP award is above the 75th percentile included in the Hewitt peer study discussed above.
     The Board determined to make a larger award to Mr. Schar, the Board’s non-executive chairman, equal to half of the LTIP award granted to Mr. Saville. In determining to grant this award to Mr. Schar, the Board considered, among other things, i) Mr. Schar’s continuing major contributions to NVR in his current role, ii) his refusal to accept any salary, annual bonus or LTIP awards during the economic downturn from 2006 until his relinquishment of employee status in February 2009, and iii) that he continues to occupy a key role in our succession plan should Mr. Saville be unable to serve as the Chief Executive Officer. In May 2010, Mr. Schar was granted 10,523 restricted share units that will vest 50% on each of December 31, 2011 and 2012, and 28,672 fixed-price stock options that will vest 50% on each of December 31, 2013 and 2014.
     The following table sets forth the outstanding stock option and restricted share unit awards for our directors at December 31, 2010:

	Number of Securities	Number of
	Underlying	Securities
	Unexercised	Underlying	Option		Number of	Market Value of
	Options	Unexercised	Exercise	Option	Shares or Units	Shares of Stock
	(#)	Options	Price	Expiration	of Stock That	That Have Not
Name	Exercisable	(#) Unexercisable	($)	Date	have Not vested	Vested
Dwight C. Schar 2000 Option Plan (a)	—	28,672	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	10,523	$7,271,603
C. E. Andrews:
1998 Option Plan (c)	349	698	$637.10	05/05/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781
Robert C. Butler:
1998 Option Plan (d)	9,500	—	$369.75	04/30/12	—	—
1998 Option Plan (e)	434	868	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781
Timothy M. Donahue:
1998 Option Plan (e)	434	868	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781
Alfred E. Festa:
1998 Option Plan (f)	531	1,061	$434.25	11/30/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781
Manuel H. Johnson:
2000 Option Plan (g)	17,000	—	$189.00	05/02/11	—	—
1998 Option Plan (e)	434	868	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781
William A. Moran:
1998 Option Plan (e)	434	868	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781
David A. Preiser:
2000 Option Plan (g)	8,000	—	$189.00	05/02/11	—	—
1998 Option Plan (e)	434	868	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781
W. Grady Rosier:
1998 Option Plan (f)	531	1,061	$434.25	11/30/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781
John M. Toups:
2000 Option Plan (g)	7,000	—	$189.00	05/02/11	—	—
1998 Option Plan (e)	434	868	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781
Paul W. Whetsell:
1998 Option Plan (e)	434	868	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	648	$447,781

(a)	These options were granted on May 11, 2010. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The options vest in fifty percent increments on each of December 31, 2013 and 2014, with vesting based solely upon continued services being provided as a director.

(b)	These restricted share units were granted on May 11, 2010. They vest in fifty percent increments on each of December 31, 2011 and 2012, with vesting based solely upon continued services being provided as a director.

(c)	The options were granted on May 6, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Mr. Andrews received a grant of 1,047 options, which vests in one-third increments on each of December 31, 2010, 2011 and 2012, with vesting based solely upon continued services being provided as a director.

(d)	The options were granted on May 1, 2002. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Mr. Butler received a grant of 17,000 options, which vested in 25% increments on each of December 31, 2006, 2007, 2008 and 2009, with vesting based solely upon continued services being provided as a director on the vesting dates.

(e)	The options were granted on January 3, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 1,302 options, which vests in one-third increments on each of December 31, 2010, 2011 and 2012, with vesting based solely upon continued services being provided as a director.

(f)	The options were granted on December 1, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 1,592 options, which vests in one-third increments on each of December 31, 2010, 2011 and 2012, with vesting based solely upon continued services being provided as a director.

(g)	The options were granted on May 3, 2001. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 17,000 options, which vested in 25% increments on each of December 31, 2006, 2007, 2008 and 2009, with vesting solely based upon continued services being provided as a director.
Stock Holding Requirements
     To link the interests of our Board of Directors with our shareholders, we adopted stock ownership guidelines for directors in 2000. These guidelines require the members of our Board of Directors to acquire and continuously hold a specified minimum level of our shares for so long as they serve as directors. Under our holding requirements, Board members must acquire and hold shares with a total fair market value equal to five times the annual Board retainer fee, which is $130,000 for all of the Board members, with the exception of Mr. Johnson whose holding requirement is $180,000 due to his higher annual board retainer. Board members must satisfy the holding requirement within three years of first becoming subject to the holding requirements, and at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. All members of our Board of Directors are in compliance with our stock ownership guidelines.

Approval of Independent Auditors
(Proposal 2)
     At the Annual Meeting, our Board of Directors will recommend shareholder ratification of the appointment of KPMG LLP as our independent auditor for the year 2011. KPMG LLP served as our independent auditor for the year 2010. If the appointment is not ratified, the Board will consider whether it should select another independent auditor. Representatives of KPMG LLP are expected to be present at the meeting to respond to shareholders’ questions and will have an opportunity to make a statement if they so desire.
Required Vote
     The number of votes cast for the proposal must exceed the number of votes cast against the proposal for approval of the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF KPMG LLP
AS NVR’S INDEPENDENT AUDITORS FOR 2011.
DISCLOSURE OF FEES PAID OR INCURRED FOR KPMG LLP DURING THE YEARS ENDED DECEMBER 31:

	2010	2009
Audit fees:
Integrated audit of financial statements, internal controls over financial reporting and quarterly reviews	$590,000	$570,000
Comfort letters and consent	4,000	—
SEC comment letter	—	2,600
Adoption of SFAS No. 167	—	15,000
Reimbursable expenses	4,330	3,150

Total audit fees	598,330	590,750

Audit-related fees:
Employee benefit plan audit	37,653	37,653
Tax fees	—	—
All other fees	—	—

Total fees	$635,983	$628,403

     The Audit Committee annually evaluates what types of audit and non-audit services (permitted by law) that, subject to certain limits, can be entered into with pre-approval authority granted by the Audit Committee and will grant that authority, if applicable, pursuant to an Audit Committee resolution. For the years 2010 and 2009, under separate authorizations applicable to each respective year, the Audit Committee delegated to our Chairman of the Audit Committee (the “Chairman”), CEO and CFO, together or separately, in our name and on our behalf, the authority, subject to individual cost limits, to engage KPMG LLP to perform 1) accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards, 2) accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to our transactions, and 3) SEC registration statement comfort letters and consents, together in an aggregate amount for all services not to exceed 50% of the annual audit fee, provided that the Chairman, the CEO and CFO reported any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting. The $4,000 incurred in 2010 for the consent obtained from KPMG when we registered shares under an employee equity benefit plan with the SEC was paid pursuant to the delegated authority described above. All other fees incurred during 2010 and 2009 were approved directly by our Audit Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)
     Pursuant to the requirements of the Wall Street Reform and Consumer Protection Act, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.
     We actively monitor our executive compensation practices in light of the industries in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing us the tools to attract and retain the best talent.
     As discussed in the Compensation Discussion and Analysis included in this proxy statement, we believe that our executive compensation program properly links executive compensation to our performance and aligns the interests of our executive officers with those of our shareholders. For example:
•	We pay cash compensation to our named executive officers in amounts that we believe to be lower than cash compensation paid to comparable positions in other publicly traded companies within our industry.

•	We cap the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and have not provided any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our business plan.

•	We place a substantial portion of total direct compensation to our executive officers at risk in the form of stock-based awards that vest over a long-term period.

•	Our named executive officers must achieve and maintain a designated level of ownership in NVR stock.
     Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:
“Resolved, that the compensation paid to NVR’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures, is hereby APPROVED.”
     Although this vote is advisory and is not binding on NVR, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”
THE FORGOING RESOLUTION.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION
(Proposal 4)
     Pursuant to the requirements of the Wall Street Reform and Consumer Protection Act, we are seeking an advisory vote on the frequency with which say-on-pay votes, similar to Proposal 3 in this proxy statement, should be held in the future. This advisory vote is commonly referred to as “say on frequency.” Shareholders may vote to indicate their preference for conducting a say-on-pay vote:
•	Every year;

•	Every two years;

•	Every three years, or

•	Shareholders may also abstain from indicating a preference on this proposal.
     Our Board believes that holding a say-on-pay vote every three years is the most appropriate alternative for us. Our Board is of the opinion that an advisory vote every three years more closely aligns with our executive compensation philosophy of emphasizing long-term earning opportunities. The Board also believes that we have a solid history of acting responsibly in our executive compensation decisions, as evidenced by our recent actions. Specifically, despite our being the only homebuilder of the 12 publicly traded homebuilders on a national level to operate profitably throughout the downturn from 2006 to the present, we:
•	Suspended the Executive Chairman’s salary from 2006 through his retirement date in 2009;

•	Froze the CEO’s salary at its 2006 level, which continues into 2011;

•	Froze the CFO’s salary at its 2008 level, which continues into 2011;

•	Eliminated the annual bonuses earned by the named executive officers in 2008; and

•	Reduced the maximum bonus opportunity for 2009 by 50% for the named executive officers.
     The Board believes that our Compensation Committee has acted responsibly throughout the downturn, is actively engaged and has demonstrated that it can and does make appropriate executive compensation determinations based on the market conditions presented. A three year cycle will also provide us with more time to respond thoughtfully to shareholders’ sentiments, and evaluate and implement any appropriate changes to our executive compensation programs.
     Generally, under our Bylaws, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. On this matter, however, shareholders may vote “for” any of the alternatives, but not “against.” Because there are several alternatives, it is possible that no single alternative will be favored by a majority of the votes cast. Because this proposal is advisory, it will not be binding on us, and the Board and the Compensation Committee may determine to hold an advisory vote on executive compensation more or less frequently than the option favored by our shareholders. However, the Board values our shareholders’ opinions and the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. While the Board is making a recommendation with respect to this proposal, shareholders are being asked to vote on the alternatives specified above, and not on whether they agree or disagree with the Board’s recommendation.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY
“3 YEARS.”

Shareholder Proposals
      Shareholder proposals that are intended by a shareholder to be included in our proxy statement for our next annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission must be received in the office of NVR’s Secretary no later than November 22, 2011. Shareholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8, but that one or more shareholders intend to propose for consideration at our next annual meeting, must be submitted to the office of NVR’s Secretary no earlier than November 22, 2011 and no later than December 22, 2011 and must otherwise comply with the conditions set forth in Section 2.04 of our bylaws (or, the case of director nominations, Section 3.03 of our bylaws). Any shareholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting.
Other Matters
      Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.
     Our Annual Report on Form 10-K for 2010, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the shareholders of record entitled to vote at our Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at our offices at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, from April 19, 2011 through May 2, 2011 and at the time and place of the Annual Meeting.
     Copies of our most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which we are required to file with the SEC will be provided in print without charge upon the written request of any shareholder. Such requests may be sent to Investor Relations, NVR, Inc., 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190. Our SEC filings are also available to the public from our website at http://www.nvrinc.com, and the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel
Reston, Virginia
March 21, 2011

Appendix A
NVR, Inc.
Nominating Committee Policies and Procedures for the Consideration of
Board of Director Candidates
The following amended and restated policies and procedures were adopted by the NVR, Inc. (the “Company”) Nominating Committee (the “Committee”) on November 1, 2005:
I.	Policy Regarding Director Candidates Recommended by Security Holders.
A.	The Company will consider all director candidates recommended by shareholders owning at least 5% of the Company’s outstanding shares at all times during the preceding year that meet the qualifications established by the Board of Directors (the “Board”).
II.	Director Minimum Qualifications.
A.	Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to the Company of the director nominee’s respective skills and experience, which must be complementary to the skills and experience of the other members of the Board;

B.	A substantial majority of the Board shall be independent as defined by the applicable exchange on which the Company’s shares are listed. The Audit, Compensation, Corporate Governance, Nominating and Qualified Legal Compliance Committees will be comprised solely of independent directors;

C.	Director nominees must possess a general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today’s business environment, and an understanding of the Company’s business on an operational level;

D.	Each director may be assigned committee responsibilities. A director nominee’s educational and professional backgrounds must be consistent with the director nominee’s committee assignment (e.g., director nominees who will be assigned to the audit committee must be financially literate as defined within the Company’s Audit Committee Charter);

E.	Director nominees must demonstrate a willingness to devote the appropriate time to fulfilling Board duties;

1

F.	Director nominees shall not represent a special interest or special interest group whose agenda is inconsistent with the Company’s goals and objectives or whose approach and methods are inconsistent with what the Board believes is in the best interest of the Company’s shareholders; and

G.	Director nominees shall not be a distraction to the Board, nor shall a director nominee be disruptive to the achievement of the Company’s business mission, goals and objectives.
III.	Procedures for Consideration of Security Holder Nominations.
A.	Security holder nominations must include ALL of the information described in paragraphs C. through H. below and must be received in its entirety by the 120th calendar day before the date of the company’s proxy statement released to security holders in connection with the previous year’s annual meeting to be considered for the next scheduled annual meeting of shareholders;

B.	Security holder nominations must be in writing and submitted via registered mail or overnight delivery service to the Nominating Committee Chairman at the Company’s corporate headquarters’ address;

C.	Supporting documentation must be submitted that allows the Nominating Committee to verify ownership of not less than 5% of the Company’s outstanding shares at all times during the immediately preceding year;

D.	The shareholder must submit an affidavit from the director nominee stating that if elected, the director nominee is willing and able to serve on the Company’s Board for the full term to which the director nominee would be elected. The affidavit must also acknowledge that the director nominee is aware of, has read and understands the Company’s Code of Ethics, Standards of Business Conduct, Corporate Governance Guidelines, and Board of Director Committee Charters (collectively, the “Corporate Governance Documents”), and further that the director nominee acknowledges that, if elected, the director nominee is subject to and will abide by the Corporate Governance Documents;

E.	The director nominee must submit a signed independence questionnaire. This questionnaire shall be distributed to the director nominee upon receipt of a properly delivered security holder director nomination request, and must be returned within five days of receipt via registered mail or overnight delivery service to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

F.	The shareholder must submit documentation as to the director nominee’s qualifications, which at a minimum must include:
1.	A complete biography;

2

2.	Full employment history, including current primary occupation;

3.	A signed consent form and waiver authorizing the Company to perform a full background investigation of the director nominee, including criminal and credit history, from a security firm acceptable to the Company in its sole discretion, an original report of which must be sent directly from the security firm to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

4.	Documentation of educational levels attained, complete with official transcripts issued directly by the educational institution and sent directly from the educational institution to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee. The Nominating Committee may waive this requirement if the security firm performing the background investigation verifies that the director nominee completed the educational levels indicated by the director nominee;

5.	Disclosure of all special interests and all political and organizational affiliations; and

6.	A complete list of clients if the director nominee is a consultant, attorney or other professional service provider;
G.	The shareholder must submit any additional information required to be included in the Company’s proxy statement for director nominees which determination will be made by the Company in its sole and absolute discretion (including, without limitation, information regarding business experience, involvement in legal proceedings, security ownership and transactions with the Company or management); and

H.	The information submitted by the security holder must include relevant contact information (e.g., address, phone numbers) for the submitting shareholder and the director nominee.
IV.	Identification and Evaluation of Director Candidates.
A.	For directors standing for reelection, the Nominating Committee may consider:
1.	The general qualifications as noted above;

2.	The director’s attendance at Board and Committee meetings; and

3.	The director’s participation and contributions to Board activities.

3

B.	The Nominating Committee may consider the following when identifying and evaluating an individual who is not currently a Company director:
1.	Use of outside executive search firms or referrals, as appropriate; and

2.	Consideration of the Company’s minimum director qualifications as noted above in light of the specific qualifications possessed by the individual being considered; and
C.	Regardless of the source of the nomination, individuals being considered for nomination to the Company’s Board, who are not currently directors, must provide to the Company the information described in Section III, paragraphs D — H.

4

. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext MMMMMMMMM 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 — C. E. Andrews 05 — Manuel H. Johnson 09 — Dwight C. Schar 02 — Robert C. Butler 06 — William A. Moran 10 — John M. Toups 03 — Timothy M. Donahue 07 — David A. Preiser 11 — Paul W. Whetsell 04 - Alfred E. Festa 08 — W. Grady Rosier For Against Abstain 2. Ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2011. 3. Say on Pay — An advisory vote on the approval of executive compensation. The Board of Directors recommends a vote of every 3 Yrs for Proposal 4. 3 Yrs 2 Yrs 1 Yr Abstain 4. Say When on Pay — An advisory vote on the frequency of shareholder advisory votes on executive compensation. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 U P X 1 0 9 7 4 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 019WWH

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — NVR, Inc. + Proxy for the Annual Meeting of Shareholders — May 3, 2011 Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to Be Held on May 3, 2011: • The Proxy Statement and 2010 Annual Report are available at the following website address: www.edocumentview.com/nvr THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James M. Sack, Dennis M. Seremet and Robert W. Henley, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NVR, Inc. held of record by the undersigned on March 4, 2011 at the Annual Meeting of Shareholders to be held at NVR’s Corporate Headquarters, 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190, on Tuesday, May 3, 2011 at 11:30 A.M. and at any adjournments or postponements thereof. If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received by April 28, 2011 will be voted by the Trustee in the same proportion as all other shares for which the Trustee has received voting instructions. This proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted FOR the election of the eleven nominees for director, FOR the ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2011, FOR the advisory vote on the approval of executive compensation, and every 3 YRS for the advisory vote on the frequency of shareholder advisory votes on executive compensation. The Board of Directors knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the designated proxies will vote the shares represented thereby in accordance with the recommendation of the Board as to such matters, or if no recommendation is made by the Board, then in accordance with such person’s best judgment pursuant to the authority granted in the proxy. C Non-Voting Items Change of Address — Please print new address below. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON THE REVERSE +